SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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Notice of 2009
Annual Meeting
and
Proxy Statement

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Daylight Time, on May 22, 2009

PLACE:	Offices of Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, California 94111-5800

ITEMS OF BUSINESS:	(1)	To elect directors to serve for the ensuing year and until their successors are elected.
	(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year.
	(3)	To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Only holders of record of URS common stock at the close of business on April 6, 2009 are entitled to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

By Order of the Board of Directors

Joseph Masters,
Secretary

San Francisco, California
April 22, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 8:30 A.M. on May 22, 2009

The proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://investors.urscorp.com/phoenix.zhtml?c=89381&p=irol-reports.

Stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from the record holder.

About The Annual Meeting	1.
Additional Information	5.
Information About The Board of Directors	7.
Company Proposals Requiring Your Vote	23.
· Proposal 1 – Election of Directors	23.
· Proposal 2 – Ratification Of Selection Of Our Independent Registered Public Accounting Firm	27.
Report Of The Audit Committee for Fiscal Year 2008	30.
Security Ownership Of Certain Beneficial Owners And Management	31.
Section 16(a) Beneficial Ownership Reporting Compliance	33.
Compensation Committee Interlocks and Insider Participations	33.
Report Of The Compensation Committee On Executive Compensation For Fiscal Year 2008	34.
Executive Compensation	35.
Equity Compensation Plan Information	73.
Certain Relationships and Related Transactions	74.
Proxy Card

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
May 22, 2009

The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the "Board"), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 22, 2009, at 8:30 A.M., Pacific Daylight Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California 94111-5800.  We intend to mail this proxy statement and accompanying proxy card on or about April 22, 2009, to all stockholders of record entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q: What is the purpose of the Annual Meeting?
A:    At the Annual Meeting, stockholders will:

• Elect directors to serve for the ensuing year and until their successors are elected; and

• Vote to ratify the selection by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

Q: Who is entitled to vote at the Annual Meeting?
A:    Only stockholders of record at the close of business on April 6, 2009, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting were adjourned or postponed.  If, on April 6, 2009, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting in person.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.
Q: How is a quorum determined?
A:    Holders of at least a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting to achieve the required quorum for the transaction of business.  As of the record date, 83,266,574 shares of our common stock, representing the same number of votes, were outstanding and entitled to vote.  Therefore, the presence in person or by proxy of the holders of at least 41,633,288 shares of our common stock will be required to establish a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If a quorum is not achieved, holders of at least a majority of the shares present in person or represented by proxy may adjourn the Annual Meeting to another date.

All votes will be tabulated by representatives from the Bank of New York Mellon, the inspector of elections appointed for the Annual Meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes.

Q: What are broker non-votes?
A:    Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

Q: How do I vote?	A: You may vote FOR or AGAINST or ABSTAIN from voting for each nominee for the Board of Directors in Proposal 1, and FOR or AGAINST or ABSTAIN from voting on Proposal 2. If you complete and sign the accompanying proxy card and return it to us before the Annual Meeting, it will be voted as you direct.  If you are a registered stockholder on the record date and attend the Annual Meeting, you may deliver your completed proxy card in person.  Directions to the Annual Meeting may be obtained online or by calling (415) 774-2700.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.

Alternatively, you can vote over the telephone, by dialing toll-free 1-866-540-5760 using a touch-tone phone and following the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 p.m., Eastern Time, on May 21, 2009, the day prior to the annual meeting day.

To vote over the internet, go to http://proxyvoting.com/urs.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 p.m., Eastern Time, on May 21, 2009, the day prior to the annual meeting day.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or via the internet as instructed by your broker or bank.  “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain proxy cards issued in their names from the institutions that hold their shares.

Q: Can I revoke my proxy later?
A:    Yes.  You have the right to revoke your proxy at any time before the Annual Meeting by:

• Filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728);

• Filing another properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above); or

• Attending the Annual Meeting and voting in person, although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.  Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Q: How does the Board recommend I vote on the proposals?	A: Our Board recommends a vote: • FOR each of the director nominees; and • FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Q: What is the vote required to approve the proposals?
A:    Once a quorum has been established,

• Directors will be elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting.  This means that the number of votes cast FOR a director must exceed the number of votes cast AGAINST that director.  Under our By-Laws, abstentions are not “votes cast” in the election of directors.

• To be approved, Proposal 2 must receive FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as AGAINST votes. Broker non-votes, if any, will have no effect.

Q: How will my shares be voted if I return a blank, but signed and dated, proxy card?
A:    If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement, and FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q: How will voting on any other business be conducted?
A:    Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters in their discretion.

Q: Who will bear the costs of this solicitation?
A:    We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q: What proxy materials are available on the internet?	A: The proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://investors.urscorp.com/phoenix.zhtml?c=89381&p=irol-reports.
Q: How can I find out the results of the voting at the Annual Meeting?	A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.
Q: When are stockholder proposals due for next year’s Annual Meeting?
A:    The deadline for submitting a stockholder proposal to us for inclusion in our proxy statement and form of proxy for our 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 23, 2009.  A stockholder who wishes to nominate persons for election to the Board or propose other proper business before the stockholders at our 2010 Annual Meeting of Stockholders must notify us of that matter not later than the close of business on February 21, 2010 nor earlier than the close of business on January 22, 2010.  You should also review our By-Laws, which contain additional requirements about advance notice of nominees and stockholder proposals, and the section, “Information About The Board of Directors - Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION
Householding of Proxy Materials
A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728).  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding”

of their communications should contact their brokers.
Annual Report and Available Information
Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended January 2, 2009 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728). In addition, copies of our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Board Affairs Committee Charter and our Code of Business Conduct and Ethics are available without charge upon written request to the above address.  Copies also may be obtained without charge through our website at www.urscorp.com and, with respect to our Annual Report on Form 10-K, on the SEC’s website at www.sec.gov.

.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Purpose and Structure	The primary responsibility of the Board is to oversee our affairs for the benefit of all stockholders.
Board Meetings and Attendance
During our fiscal year 2008, the Board held a total of five board meetings: four board meetings and one joint meeting of the Audit Committee and the Board.  Each director attended at least 75% of the aggregate of:  (1) the total number of meetings of the Board (held during the portion of the last fiscal year for which he or she served as a director); and (2) the total number of meetings of all the committees authorized by the Board on which he or she served (held during the portion of the last fiscal year that he or she served as a committee member).  Our non-management directors met in executive session at four meetings of the Board during fiscal year 2008.

It is our policy to invite the members of the Board to attend our annual stockholders’ meeting.  All members of the Board attended last year’s annual stockholders’ meeting.

Majority Vote Standard in Uncontested Board Elections
Our By-Laws include a majority vote standard for the election of directors in uncontested elections. Under this standard, the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director; for this purpose, abstentions are not considered “votes cast.”  However, in a contested election where the number of nominees for director exceeds the number of directors being elected, each director will be elected by plurality voting.  Any incumbent director nominated for reelection who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation to the Board, whereupon the Board Affairs Committee will consider the vote and recommend whether to accept or reject the resignation or whether other action should be taken.  The Board will act on the Board Affairs Committee’s recommendation, taking into account any factors or other information that it considers appropriate and relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results.  If the incumbent director’s resignation is not accepted by the Board, then the incumbent director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal.

Board Committees	The Board has standing Audit, Board Affairs and Compensation Committees.

The Audit Committee currently is composed of five non-management directors, Mr. Armen Der Marderosian (Chairman), Mr. Mickey P. Foret, Mr. John D. Roach, Mr. William P. Sullivan, and Mr. William D. Walsh,

and met seven times during fiscal year 2008.  A copy of the Audit Committee Charter is available on our website at www.urscorp.com.  The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions, the audits of our financial statements and our internal control over financial reporting.  The Audit Committee also oversees our financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal control over financial reporting.  Our independent registered public accounting firm, PricewaterhouseCoopers LLP (our “independent registered public accounting firm”), is responsible for performing an independent audit of our financial statements and on our internal control over financial reporting, as well as expressing an opinion on the conformity of those financial statements with generally accepted accounting principles (“GAAP”) and the effectiveness of our internal control over financial reporting.

The primary responsibilities of the Audit Committee include the following:

• Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

• Overseeing our internal auditors' efforts to detect fraud and regulatory noncompliance;

• Overseeing our independent registered public accounting firm’s audit to obtain reasonable, but not absolute, assurance of detecting errors or fraud that would have a material effect on our financial statements;

• Reviewing the audit plan of our internal auditors and independent registered public accounting firm;

• Reviewing other financial reports, risk assessment, changes in accounting principles, conflicts with the independent registered public accounting firm and other regulatory or legal matters; and

• Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Corporate Governance Guidelines.  In addition, the Board has determined that Mr. Der Marderosian, Mr. Foret, Mr. Roach, Mr. Sullivan and Mr. Walsh are qualified as audit committee financial experts within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

In fiscal year 2008, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

The Board Affairs Committee currently is composed of four non-management directors, Mr. H. Jesse Arnelle (Chairman), Ms. Lydia H. Kennard, General Joseph W. Ralston and Mr. Walsh, and met four times during fiscal year 2008.  A copy of the Board Affairs Committee Charter is available on our website at www.urscorp.com.  The primary responsibilities of the Board Affairs Committee include the following:

• Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

• Reviewing director education and orientation programs;

• Reviewing the compensation paid to non-management directors; and

• Reviewing our Corporate Governance Guidelines and overseeing the Board’s periodic self-assessments.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

The Compensation Committee currently is composed of five non-management directors, Mr. Walsh (Chairman), Mr. Arnelle, General Ralston, Mr. Roach and Mr. Douglas W. Stotlar, and met seven times during fiscal year 2008.  A copy of the Compensation Committee Charter is available on our website at www.urscorp.com.  The primary responsibilities of the Compensation Committee include the following:

• Establishing the overall compensation strategy affecting our Chief Executive Officer (the “CEO”) and other executive officers;

• Assessing the performance and determining the compensation of our executive officers; and

• Administering our incentive, executive compensation and benefits plans and programs.

Succession Planning:  The Compensation Committee has primary responsibility for the development and periodic review of our executive succession planning efforts.  Succession planning for executive officers also is reviewed with the full Board.  The Board has approved both a near-term succession plan and a longer-term succession planning process to identify and develop the leadership, management and professional skills of executive succession candidates.

Compensation Discussion and Analysis:  Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statements and other filings.

Committee Independence:  The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

Compensation Committee Processes and Procedures
Pursuant to its charter, the Compensation Committee regularly reviews and approves our overall compensation strategy and policies, and also reviews and approves the specific components of the Total Compensation (as defined below) paid to the CEO, each of the executive officers listed on our “Summary Compensation” table (the “Named Executives”) and other executive officers required to file reports under Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year.

However, at various meetings throughout the year the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation and benefits.

The appointment, termination and removal of the CEO is solely reserved to the Board.  However, the Board has delegated to the Compensation Committee the responsibility and authority for reviewing and approving, in its sole discretion (without the need for further approval by the Board, but with input from the Board or other individual directors as deemed appropriate by the Committee), the compensation (including salary, long-term incentives, bonuses, perquisites, equity incentives, severance payments and other benefits) and other terms of employment of the CEO.  In fulfilling this responsibility, the Compensation Committee evaluates the CEO's performance in light of relevant corporate performance goals and objectives, reviews and approves the CEO’s performance metrics typically near the beginning of the performance cycle, and then reviews and confirms the extent to which the performance metrics have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  In determining the long-term incentive component of the CEO's compensation, the Compensation Committee considers URS' performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, and awards given to the CEO in past years.

The Compensation Committee also reviews and approves, in its discretion (without the need for further approval by the Board), but with the input and recommendation of the CEO, the compensation (including salary, bonuses, equity awards, perquisites, severance payments and other benefits) and other terms of employment of all other Section 16 Officers, except that the hiring, appointment or promotion of an individual into a position as a Section 16 Officer, and the conferring of the titles of the Section 16 Officers, are reserved to the Board.  The Compensation Committee reviews and approves the performance metrics of our Section 16 Officers that typically are set at or near the beginning of the applicable performance cycle, and then reviews and confirms the extent to which the performance metrics have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  With the assistance of the CEO, the Compensation Committee also reviews the overall performance of the other Section 16 officers in conjunction with a regular assessment of our executive succession planning.

While the CEO has been delegated the authority to determine the compensation (including salary, bonuses, perquisites, severance payments and other benefits) and other terms of employment of all other officers and employees of URS and its subsidiaries who are not Section 16 Officers, the Compensation Committee periodically reviews and discusses with the CEO and other senior executives the compensation and other terms of employment of such other more junior officers and managers.

The Compensation Committee reviews and approves, or to the extent required or deemed appropriate, makes recommendations to the Board regarding, the adoption of, amendment to, or termination of incentive compensation, stock, bonus and other similar plans and programs established by the Board from time to time.  The Compensation Committee administers these plans, as and to the extent provided in the plan documents and upon the recommendation of the CEO, including without limitation establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, delegating authority to the CEO to make grants and awards to non-Section 16 Officers, and making all other decisions required to be made by the plan administrator under such plans.

Historically, the Compensation Committee has met quarterly and with greater frequency when necessary.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO, the Chief Financial Officer (“CFO”) and our outside consultants.  The Compensation Committee meets regularly in executive session, although the CEO, the CFO and occasionally various other members of senior management, as well as our outside advisors or consultants, typically are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings, as appropriate.  The CEO does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives, but generally is present and assists the Compensation Committee in its deliberations regarding all other officers.

For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants, including analyses of executive compensation paid at other companies identified by the consultants.

Compensation Consultants; Other Advisors
The charter of the Compensation Committee grants the Compensation Committee the full authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, as well as access to all of our books, records, facilities and personnel.  In particular, the Compensation Committee has the authority to retain compensation consultants in its discretion to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has designated Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) as its primary compensation consultant to assist the Committee in performing its functions and fulfilling its responsibilities.  Watson Wyatt was first recommended to the Compensation Committee by our management in 2004 in connection with a survey of competitive executive compensation practices undertaken at that time.  Since that time, they have advised the Compensation Committee regarding the determinations of base salary levels for our Section 16 Officers, the size of equity grants under our equity incentive plans and other employment terms.  They also have helped the Compensation Committee evaluate the efficacy of our existing executive compensation strategies and practices in supporting and reinforcing our long-term strategic goals.  Watson Wyatt also was retained in 2006 to provide the Board Affairs Committee with advice and comparative data regarding the form and amount of the compensation paid to our directors.  During 2008, the Compensation Committee used the services of Watson Wyatt to assist in its determinations regarding various components of the Total Compensation of the CEO, the other Named Executives and the other Section 16 Officers, as discussed more fully below in the Compensation Disclosure and Analysis.

Although Watson Wyatt was initially introduced to the Compensation Committee by management, the Committee is confident that Watson Wyatt is able to provide the Committee with direct and independent advice and recommendations regarding our compensation policies and decisions.  Coincidentally, however, Watson Wyatt had, from 2003 to 2006, been engaged by the compensation committee of the board of directors of Washington Group International, Inc. (the “Washington Group”), which we acquired in November 2007, to provide a range of services substantially similar to the range of services Watson Wyatt has provided to our Compensation Committee, and also provided actuarial and employee benefits services in connection with some Washington Group retirement and other benefit plans from 1999 to 2006.  Since the acquisition in November 2007, Watson Wyatt continues to provide actuarial and employee benefits services to the Washington Division in connection with those retirement plans.

In addition to Watson Wyatt, the Compensation Committee also has relied on Cooley Godward Kronish LLP (“Cooley”), our general outside corporate and securities counsel, to advise the Committee regarding its role and responsibilities and legal developments that may relate to executive compensation issues, and to assist the Compensation Committee regarding the structuring and implementation of its decisions and strategies.  A partner of Cooley typically attends the meetings of the Compensation Committee.  However, while the Compensation Committee believes that the advice provided by Cooley is useful, appropriate and competent, Cooley is not regarded as independent of our management due to the range of other services they provide to the Company and management regarding corporate, securities, corporate governance, employment, transactional and other matters.

Equity Award Grant Practices
Our Compensation Committee may grant equity awards under our 2008 Equity Incentive Plan (“2008 Incentive Plan”), which was approved and adopted by our stockholders on May 22, 2008 and replaced our 1999 Equity Incentive Plan, to the Named Executives and other employees as incentive compensation.  The Compensation Committee meeting schedule is determined several months in advance, and, therefore, proximity of any award date to a material news announcement or a change in our stock price is coincidental.  We do not backdate equity awards or make equity awards retroactively.  In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information.  All equity grants are valued for all purposes, including accounting purposes, tax purposes and pricing purposes in the case of any option grants, at the fair market value on the date of the grant, which is defined under the express terms of the 2008 Incentive Plan as the closing price on the NYSE on the last market trading day preceding the actual grant date.  The Compensation Committee believes use of the closing price on the day before it meets to approve equity grants allows the Committee to make more informed decisions, since the fair market value is known to the Committee at the time of each meeting, regardless of whether the meeting occurs prior to, during or after the close of the market.

Delegation of Limited Authority to the CEO for Equity Awards under the 2008 Incentive Plan
The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants under the 2008 Incentive Plan.  As permitted by its charter and the terms of the 2008 Incentive Plan, as well as Delaware corporate law, the Compensation Committee has delegated limited authority to our CEO to grant equity awards under the 2008 Incentive Plan to eligible participants other than Section 16 Officers.  The purpose of this delegation is to facilitate the process of making equity grants, both annually, when large numbers of equity awards are granted, and from time to time between scheduled meetings. With respect to annual grants, the delegation is designed to allow the Compensation Committee to focus primarily on approving the specific grants being made to the individual

Section 16 Officers, while authorizing categorically, rather than by individual name and amount, an aggregate pool of grants to be made to the hundreds of more junior officers and managers with whom the Compensation Committee may not be directly familiar.  Out of this pool, the CEO may then specifically allocate awards within the limits established by the Compensation Committee.  The delegation is also intended to facilitate the timely grant of stock awards to non-Section 16 Officers, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.  The authority delegated to the CEO regarding interim period grants is limited as to both the number of stock awards that may be granted to any individual and the aggregate number of these stock awards that may be granted in any year.

Director Independence
Our Corporate Governance Guidelines contain standards for determining director independence that meet the listing standards adopted by the NYSE. Accordingly, Section 2 of our Corporate Governance Guidelines contains the following paragraph related to director independence, which was recently updated by the Board to be consistent with the NYSE standards for independence:

"It is the policy of the Board that at least a majority of its members be independent.  An ‘independent’ Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company within the past three years; (iii) is not, and within the past three years has not been, affiliated with or employed by a (present or former) internal or external auditor of the Company (or of an affiliate); (iv) is not, and within the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on the Board or any specific Committees, satisfies additional requirements for ‘independence’ promulgated from time to time by the New York Stock Exchange (the ‘NYSE’) and the Securities and Exchange Commission (the ‘SEC’).”

The full text of the Corporate Governance Guidelines, which also set forth the practices our Board intends to follow with respect to Board and committee responsibilities, composition and selection, Board access to management and advisors, Board education and compensation, Board and CEO performance evaluations and succession planning, is available on our website at www.urscorp.com.  In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728).

The Board Affairs Committee and the Board undertook their annual review of director independence on March 25th and 26th, 2009.  During this review, the Board Affairs Committee and the Board considered the director independence categories contained in the Corporate Governance Guidelines to assess the relevant, identified business transactions and relationships between each director or any member of his or her immediate family, and URS and our subsidiaries and affiliates.  In addition, the Board Affairs Committee and the Board reviewed the director responses contained in Director and Officer Questionnaires as well as our financial information regarding any business transactions in fiscal year 2008 between our directors and us.  The Board Affairs Committee and the Board also examined any potential business transactions and relationships between directors or their affiliates, and members of our senior management and their affiliates.  As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these transactions or relationships were inconsistent with a determination that a director is independent.  Transactions and relationships involving less than $120,000 in direct payments (other than standard director compensation) to a director or a member of the director’s immediate family are not regarded as compromising a director’s independence.  Similarly, transactions and relationships involving payments to or from a company for which a director serves as an executive officer or employee also are not regarded as compromising a director’s independence if such payments, in any single fiscal year, do not exceed the greater of $1 million or 2% of our consolidated gross revenues.  Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are categorically independent under the standards set forth in the Corporate Governance Guidelines and applicable NYSE rules, with the exception of Mr. Koffel.  Mr. Koffel is considered an inside director because he is one of our senior executives.

Non-Management Directors and Executive Sessions
Pursuant to NYSE rules and our Corporate Governance Guidelines, our non-management directors are required to meet in executive sessions without the presence of management at least annually.  The Board has designated William D. Walsh as its lead outside director with responsibility for chairing all non-management director executive sessions.  In fiscal year 2008, Mr. Walsh served as the presiding chairman at all four Board of Director executive sessions.
Director Nominees
The policy of our Board Affairs Committee is to consider Board candidates who are nominated by stockholders in the same manner as candidates recommended by members of the Board or senior management.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to H. Jesse Arnelle, Chairman of the Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728.  In accordance with the Board Affairs Committee Charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment, have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term interests of our stockholders.  All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting.  If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, the Committee’s policy requires that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of URS and the long-term interests of stockholders.  In conducting this assessment, the Board Affairs Committee considers diversity, age, skills and such other factors it deems appropriate given the current needs of the Board and URS, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Board Affairs Committee reviews these directors’ overall service to URS during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Board Affairs Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Board Affairs Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Board Affairs Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  In fiscal year 2008, the Board Affairs Committee engaged Boyden International to assist with the identification and evaluation of director candidates.

Communications with the Board
Stockholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728).  Communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee, Mr. Arnelle.  In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee, Mr. Der Marderosian.  Stockholders may also send communications to Mr. Walsh, the Board’s lead independent director.  The non-management directors have instructed us to review all mail and other direct communications and have directed us to exercise discretion in determining whether to forward to members of the Board correspondence or other communications that are inappropriate, such as business solicitations, frivolous communications and advertising.  Directors may at any time request that we forward to them all communications received by us.

Code of Business Conduct and Ethics
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business consistent with the highest legal and ethical standards.  The full text of our Code of Business Conduct and Ethics is available on our website at www.urscorp.com.  If we amend or waive a provision of our Code of Business Conduct and Ethics, then we would post such amendment or waiver on our website, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.  The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Management Directors	The following table sets forth information regarding non-management directors’ compensation for fiscal year 2008.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Non-Management Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
H. Jesse Arnelle	$78,500	$94,788	$0	$173,288
Armen Der Marderosian	$86,500	$94,788	$0	$181,288
Mickey P. Foret	$65,750	$94,788	$0	$160,538
Lydia H. Kennard	$59,750	$94,788	$0	$154,538
Joseph W. Ralston	$71,750	$94,788	$0	$166,538
John D. Roach	$74,000	$94,788	$0	$168,788
Douglas W. Stotlar	$65,750	$94,788	$0	$160,538
William P. Sullivan	$66,500	$94,788	$0	$161,288
William D. Walsh	$88,250	$94,788	$5,038	$188,076

(1)  Includes cash compensation, such as retainers and meeting fees, earned in 2008 for Board and Committee services.

(2)  Represents the compensation cost, which is equivalent to the full grant date fair value, of the quarterly and deferred stock awards recognized in our financial statements in 2008 in accordance with SFAS 123(R) for the fair value of stock awarded.  Both quarterly and deferred stock awards vest upon grant.  Fair value means the closing sales price of a share of our common stock on the last market-trading day prior to the date of grant.  No compensation cost was recognized under SFAS 123(R) in our financial statements in 2008 for the fair value of stock options granted to our non-management directors.  For additional information regarding valuation assumptions used to calculate amounts under SFAS 123(R), refer to “Note 9. Stockholders’ Equity” in our Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the relevant fiscal year.  Each non-management director received the following stock awards in fiscal year 2008:

Grant Date	Grant Price	Quarterly Stock Award Shares	Deferred Stock Award Shares	Quarterly Stock Award Value ($)	Deferred Stock Award Value ($)
December 29, 2007	$54.80	193	193	$10,576	$10,576
March 29, 2008	$32.83	323	323	$10,604	$10,604
June 28, 2008	$43.17	304	304	$13,124	$13,124
September 27, 2008	$38.50	340	340	$13,090	$13,090

(3)  Represents payments to our medical benefit plan for Mr. Walsh.

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The following table provides information on the outstanding equity awards for non-management directors as of January 2, 2009, the end of fiscal year 2008.

OUTSTANDING EQUITY AWARDS FOR NON-MANAGEMENT DIRECTORS AT THE END OF FISCAL YEAR 2008

	Option Awards			Deferred Stock Awards (1)
Non-Management Director	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Been Issued (#)	Market Value of Shares of Stock That Have Not been Issued ($)
H. Jesse Arnelle	–	–	–	5,593	$231,550
Armen Der Marderosian	1,581	$15.81	7/18/2010	5,593	$231,550
	1,466	$17.05	3/20/2011	–	–
	753	$33.20	3/26/2012	–	–
	2,183	$11.45	3/25/2013	–	–
Mickey P. Foret	–	–	–	5,593	$231,550
Lydia H. Kennard	–	–	–	1,347	$55,766
Joseph W. Ralston	–	–	–	5,593	$231,550
John D. Roach	2,183	$11.45	3/25/2013	5,593	$231,550
Douglas W. Stotlar	–	–	–	1,814	$75,100
William P. Sullivan	–	–	–	2,556	$105,818
William D. Walsh	1,581	$15.81	7/18/2010	5,593	$231,550
	1,466	$17.05	3/20/2011	–	–
	753	$33.20	3/26/2012	–	–
	2,183	$11.45	3/25/2013	–	–

(1)  The market value of the deferred stock awards is calculated by multiplying the number of shares by the closing market price of our common stock as of January 2, 2009, which was $41.40.  Although these deferred stock awards vest immediately upon grant, the notional number of shares attributed to deferred stock awards accumulate and are not issued to the director until six months after the date he or she terminates service on the Board.

Description of Non-Management Director Compensation
Quarterly Retainer:  At the start of fiscal year 2008, $10,000 was payable on the first business day of each quarter that a non-management director served on the Board for an aggregate of $40,000 annually.  Effective June 27, 2008, this amount was increased to $13,750 for an aggregate of $55,000 annually.  In addition, the Chairman of the Audit Committee receives $2,500 payable on the first business day of each quarter for an aggregate of $10,000 annually.

Board Attendance Fees: Each non-management director receives $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.
Committee Attendance Fees: Committee members who are not serving as Chair receive $1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.

Committee Chairman Fees:  The Chairman of the Audit Committee receives $4,000 for each meeting chaired in person and $750 for each meeting chaired by telephone.  The Chairmen of the Board Affairs and Compensation Committees each receives $3,000 for every meeting chaired in person and $750 for every meeting chaired by telephone.

Quarterly Stock Award:  At the start of fiscal year 2008, each non-management director serving on the Board on the first day of each fiscal quarter received a stock award under the 1999 Equity Incentive Plan (“1999 Incentive Plan”) consisting of the number of shares of our common stock equal to $10,625 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share.  Effective as of June 27, 2008, each non-management director serving on the Board on the first day of each fiscal quarter receives a stock award under the 2008 Incentive Plan, consisting of the number of shares of our common stock equal to $13,125 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share.  The stock awards vest immediately upon grant.  As defined in our 2008 Incentive Plan, “Fair Market Value” means the closing sales price of a share of our common stock on the last market-trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

Deferred Stock Award:  At the start of fiscal year 2008, each non-management director serving on the Board on the first day of each fiscal quarter received a deferred stock award consisting of a number of notional shares equal to $10,625 divided by the Fair Market Value (as defined above) of our common stock on that day, rounded down to the nearest whole share.  Effective as of June 27, 2008, each non-management director serving on the Board on the first day of each fiscal quarter receives a deferred stock award consisting of a number of notional shares equal to $13,125 divided by the Fair Market Value (as defined above) of our common stock on that day, rounded down to the nearest whole share.  These deferred stock awards vest immediately upon grant; however, the notional number of shares attributed to deferred stock awards accumulate and are not issued to the non-management director until six months after the date the non-management director terminates his or her service on the Board.

Medical Benefit Plan: Only non-management directors elected prior to December 17, 1996 were entitled to participate, at our expense, in our medical benefit plan, as a decision was made to grandfather any non-management director who previously had this benefit made available to him. Currently, only Mr. Walsh receives this benefit.

Consulting Fees:  We also maintain a policy under which non-management directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.  No consulting fees were paid to non-management directors during fiscal year 2008.  If any of these consulting fees are paid in the future to a non-management director, the Board will determine whether the special projects affect the independence of the non-management director.

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COMPANY PROPOSALS REQUIRING YOUR VOTE
Proposal 1

ELECTION OF DIRECTORS

The current terms of office of all of our directors expire at the Annual Meeting.  The Board proposes the re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified.  Each of these nominees was previously elected by the stockholders.

There are ten nominees for the ten authorized Board positions.  Stockholders cannot vote or submit proxies for a greater number of persons than the ten nominees named in this Proposal 1.  Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board.  There are no family relationships among any of our directors and executive officers.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
H. Jesse Arnelle (Board Affairs and Compensation Committees)
Mr. Arnelle has served as one of our directors since January 2004.  Mr. Arnelle has served as a director of Metropolitan Life Series Fund since 2002.  He previously served as a director of Textron Corporation; as a director of Eastman Chemical Co., Inc.; as a director of Gannett Company; as a director of Waste Management, Inc; as a director of Armstrong Holdings, Inc.; as a director of Wells Fargo & Company; as a director of FPL Group, Inc. (formerly Florida Power & Light); and as a director of Union Pacific Resources, Inc.  Mr. Arnelle also served as senior partner in the law firm of Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis and Green, with which he was associated until his retirement in 1996.  He was also Of Counsel to the law firm of Womble, Carlyle, Sandridge and Rice from 1996 until September 2005.  He is 75 years old.

Armen Der Marderosian (Audit Committee)
Mr. Der Marderosian has served as one of our directors since 1994.  Mr. Der Marderosian has been retired since 1999.  Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998 to 1999.  Mr. Der Marderosian also served as Senior Vice President of GTE Corporation from 1995 to 1997.  He is 71 years old.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Mickey P. Foret (Audit Committee)
Mr. Foret has served as one of our directors since March 2003.  Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company.  Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002.  Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer as well as in other management positions at Continental Airlines, Inc.  Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, as a director of the Nash Finch Company since May 2005 and as a director of ADC Telecommunications, Inc. since February 2003.  Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., and as a director of Northwest Airlines.  He is 63 years old.

Lydia H. Kennard (Board Affairs Committee)
Ms. Kennard has served as one of our directors since August 2007.  She has served as a Principal of Airport Property Ventures, a developer and operator of general aviation facilities since March 2007.  Ms. Kennard served as the Executive Director of Los Angeles World Airports, the airport oversight and operations department for the city of Los Angeles, from 1999 to 2003 and again from 2005 to January 2007.  Ms. Kennard has served as a director of AMB Property Corporation since 2004 and as a director of Intermec Corporation since 2003.  Ms. Kennard has served on the Board of Trustees of Rand Corporation since 2002 and as a member of the California Air Resources Board since 2004.  She is 55 years old.

Martin M. Koffel	Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989. He is 70 years old.
General Joseph W. Ralston, USAF (Ret.) (Board Affairs and Compensation Committees)
General Ralston has served as one of our directors since October 2003.  General Ralston has served as Vice Chairman of The Cohen Group since 2003, an international business consulting firm; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003. General Ralston’s military career began in 1965 and concluded in 2003, when he retired from active duty.  General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003. He is 65 years old.
John D. Roach (Audit and Compensation Committees)
Mr. Roach has served as one of our directors since February 2003.      Mr. Roach has served as Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services firm, since 1997; as a director of the PMI Group, Inc. since 1997; and as a director of VeriSign, Inc. since August 2007.  He  served as the Executive Chairman and Chief Executive Officer of Unidare U.S., Inc., an industrial welding and safety supplier, from 2002 to 2006; the founder, Chairman of the Board and Chief Executive Officer of Builders First Source, Inc. from 1998 to 2001; the Chairman of the Board, President, and Chief Executive Officer of Fibreboard Corp. from 1991 to 1997; a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation from 2002 to 2006; a director of Material Sciences Corporation from 2003 to 2006; and a director of Washington Group (formerly Morrison Knudsen Corporation) from 1997 to 2002.  He is 65 years old.

Douglas W. Stotlar (Compensation Committee)
Mr. Stotlar has served as one of our directors since March 2007.  He has served as President, Chief Executive Officer, and director of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.)  since April 2005.  He served as President and Chief Executive Officer of Con-way Transportation Services, Inc., a regional trucking subsidiary (“CTS”), from 2004 until 2005.  He also served as CTS’ Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS’ Executive Vice President of Operations from 1997 until 2002.  Mr. Stotlar is a Vice President at Large and member of the executive Committee of the American Trucking Association.  He is also a director of the American Transportation Research Institute.  He is 48 years old.

William P. Sullivan (Audit Committee)
Mr. Sullivan has served as one of our directors since August 2006.  He has served as the President and Chief Executive Officer of Agilent Technologies, Inc., a provider of scientific and technical instruments, since March 2005.  He served as Executive Vice President and Chief Operating Officer of Agilent, from March 2002 until March 2005, and as its Senior Vice President and General Manager of its Semiconductor Products Group from August 1999 until March 2002.  Mr. Sullivan has served as a director of Agilent since March 2005 and as director of Avent, Inc. since July 2008.  He is 59 years old.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
William D. Walsh (Audit, Board Affairs and Compensation Committees)
Mr. Walsh has served as one of our directors since 1988.  Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Creativity, Inc. since 1998; and since 1999, as director and since 2000 as Chairman of the Board of Ameriscape.  Mr. Walsh served as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; and as a director of Crown Vantage, Inc. from 1996 to 2002; and as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000.  He is 78 years old.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote
Directors are elected by a majority of the votes cast for and against by holders of shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees.  Abstentions and broker non-votes are counted towards a quorum, but will not be considered votes cast.

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Proposal 2

RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2010, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 1988.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Accounting Firm’s Fees
The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended January 2, 2009 and December 28, 2007, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$8,517,459	5,613,963
Audit-related Fees	$283,796	347,724
Tax Fees	$122,669	—
All Other Fees	$91,379	14,477
Total Fees	$9,015,303	$5,976,164

Audit Services Fees.  Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements.  This category also includes fees for audits and reviews provided in connection with statutory and regulatory filings and engagements or services that generally only independent registered public accounting firms reasonably can provide to a client, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees include fees paid for audit-related services, which included audits of pension and other employee benefit plans, mergers and acquisitions consultation, consultations regarding GAAP, reviews and evaluations of the impact of regulatory pronouncements, and audit services not required by statute or regulation.

Tax Fees.  Tax fees include all services performed by professional staff in our independent registered public accounting firm’s tax division (except those relating to audit or audit-related services), including fees associated with tax compliance, tax planning and tax consultation services such as tax issues related to foreign based employees.

All Other Fees.  All other fees primarily include fees associated with the establishment of foreign legal entities and an annual license fee on software in assisting management in performing technical research and analyzing the design or procedures regarding our internal control structure.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Der Marderosian, provided that any pre-approvals by the Chairman are reported to the Audit Committee at the subsequent scheduled Audit Committee meeting.

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Required Vote
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise.  The Audit Committee is, however, submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes.  Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

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REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2008 (1)

Audit Committee Report
The Audit Committee has reviewed and discussed with management of the Company the audited financial statements for the fiscal year ended January 2, 2009.  The Audit Committee has discussed with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2009 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Mickey P. Foret
John D. Roach
William P. Sullivan
William D. Walsh

(1)  The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 6, 2009, by: (1) each director; (2) each of the Named Executives; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock.  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe, based on such information provided, that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage
FMR, LLC (2) 80 Devonshire Street Boston, MA 02109	5,934,588	7.1%
David Einhorn (Greenlight Capital, Inc.) (3) 140 East 45th Street New York, NY 10017	4,652,833	5.6%
Capital World Investors (4) 333 South Hope Street Los Angeles, CA 90071	4,592,000	5.5%
H. Jesse Arnelle (5)	10,428	*
Armen Der Marderosian (5)	31,179	*
Mickey P. Foret (5)	29,170	*
Stephen G. Hanks	—	*
H. Thomas Hicks	71,778	*
Gary V. Jandegian	133,202	*
Lydia H. Kennard (5)	3,936	*
Martin M. Koffel (5)	779,957	*
General Joseph W. Ralston, USAF (Ret.) (5)	13,542	*
John D. Roach (5)	10,317	*
Douglas W. Stotlar (5)	4,870	*
William P. Sullivan (5)	6,354	*
William D. Walsh (5)	104,679	*
Randall A. Wotring	103,181	*
Thomas H. Zarges	21,600	*
All executive officers and directors as a group (18 persons) (6)	1,500,585	1.8%

*     Less than one percent.

(1)  There were 83,266,574 shares of our common stock outstanding as of April 6, 2009.  All stock options held by our employees are currently exercisable.  Therefore, option shares are deemed to be outstanding for purposes of computing the percentage beneficial ownership of the holder, but as required by SEC rules, not for purposes of computing the percentage beneficial ownership of any other person.

(2)  Based on a Schedule 13G/A filed with the SEC on February 17, 2009. The Schedule 13G/A states that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 5,463,188 shares of our common stock outstanding as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and its funds, each has sole power to dispose of the 5,463,188 shares owned by the funds.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees.  Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees.  Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 461,100 shares of our common stock outstanding as a result of its serving as investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through their control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 461,100 shares and sole power to vote or to direct the voting of 405,700 shares of our common stock owned by the institutional accounts managed by PGATC.  FIL Limited (“FIL”) is the beneficial owner of 10,300 shares of our common stock outstanding.  Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL disclaim beneficial ownership of securities “beneficially owned” by the other corporation.

(3)  As stated in the Schedule 13G/A filed with the SEC on February 13, 2009, Mr. Einhorn is a principal of Greenlight Capital, Inc., shares voting and dispositive power over and, therefore,  may be deemed the beneficial owner of all of these shares of our common stock outstanding, which consist of: an aggregate of 1,898,059 shares held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P.; 2,100,215 shares held by Greenlight Capital Offshore, Ltd.; and 654,559 shares held by DME Advisors, L.P. and its general partner, DME Advisors, GP, L.L.C., for the managed account for which DME Advisors, L.P. acts as investment manager.  Information is based on a Schedule 13G/A filed with the SEC on February 13, 2009.

(4)  As stated in the Schedule 13G filed with the SEC on February 12, 2009, Capital World Investors is deemed to be the beneficial owner of all of these shares of our common stock as a result of acting as investment adviser to various investment companies.  Capital World Investors disclaims beneficial ownership of these shares pursuant to Rule 13d-4 of the Exchange Act.

(5)  Includes the following deferred equity awards:  6,214 deferred shares for Mr. Arnelle; 6,214 deferred shares for Mr. Der Marderosian; 6,214 deferred shares for Mr. Foret; 1,968 deferred shares for Ms. Kennard; 50,000 deferred restricted stock units for Mr. Koffel; 6,214 deferred shares for General Ralston; 6,214 deferred shares for Mr. Roach; 2,435 deferred shares for Mr. Stotlar; 3,177 deferred shares for Mr. Sullivan; 6,214 deferred shares for Mr. Walsh.

(6)  Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, Reed N. Brimhall, Susan B. Kilgannon and Joseph Masters.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 2, 2009, all executive officers, directors and greater than 10% beneficial owners were in compliance with the applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

The Compensation Committee is comprised of five non-employee directors:  Mr. Walsh, Mr. Arnelle, General Ralston, Mr. Roach and Mr. Stotlar.  No member of the Compensation Committee is, or was formerly, one of our officers or employees.  No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

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REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
FOR FISCAL YEAR 2008 (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 2, 2009.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

William D. Walsh, Chairman
H. Jesse Arnelle
General Joseph W. Ralston
John D. Roach
Douglas W. Stotlar

(1) The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

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EXECUTIVE COMPENSATION

COMPENSATION DISCLOSURE AND ANALYSIS

Philosophy and Overview

Our executive compensation philosophy is to compensate our senior executives competitively with a mix of base salary, annual cash bonus, long-term equity incentives and other benefits (“Total Compensation”) designed to attract and retain highly qualified executives and incentivize them to produce strong financial performance for the benefit of URS and our stockholders.  Generally, the Compensation Committee believes that providing the opportunity to earn Total Compensation between the 50th percentile and the 75th percentile of compensation packages provided to employees with similar responsibilities at comparable companies is consistent with our needs as we compete for high performing senior executives with above-market talent and the ability to produce above-market contributions and financial results.  The significant components of our compensation program, and the manner in which we determined the level of the compensation awarded to each of our executive officers named in the “Summary Compensation” table presented below (the ”Named Executives”) with respect to our 2008 fiscal year, are discussed below.

The Compensation Committee strives to maintain an appropriate balance between base salary, annual cash bonus opportunity and long-term equity awards to compensate Named Executives fairly while also providing them with appropriate incentives for achieving both annual and longer-term objectives.  Providing competitive base salaries is an essential foundation for compensating our executives, managers and other employees.  However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of the Total Compensation paid to our Named Executives and our other executives and senior managers in order to motivate them to achieve specific Company goals and to link pay to the achievement of those goals.  The Compensation Committee also believes that the proportion of Total Compensation that is performance-based and at- risk should increase with increased executive responsibilities.

Accordingly, under our annual cash bonus plan, called our Incentive Compensation Plan (the “Bonus Plan”), participants become eligible to earn annual cash bonuses targeted as a percentage of their respective base salaries.  As executives and managers assume greater responsibility, their targeted bonus percentages increase.  The size of any actual bonuses earned for a given fiscal year relative to the target bonuses is determined by the extent to which pre-established quantitative performance metrics have been achieved for that fiscal year.  These performance metrics are established both on a Company-wide or Division-wide basis for the Named Executives and, for less senior executives and managers, may be keyed to the performance of their own Divisions, regions or operating business units.  The Bonus Plan was updated in March 2009 to better integrate our cash bonus plan with our 2008 Incentive Plan as well as to conform our cash bonus plan to relevant changes in laws, regulations and our corporate governance procedures and best practices.  The Bonus Plan, as updated, enables the Compensation Committee to adjust, for purposes of determining the extent to which performance targets were satisfied (and only to the extent permitted by Section 162(m) of the Internal Revenue Service Code (“IRC”)), the financial results actually reported by us under GAAP for objectively determinable impacts of unexpected events.

Similarly, as responsibilities increase, the proportion of an executive’s Total Compensation that takes the form of equity awards granted under our 2008 Incentive Plan that vest over a multi-year period also increases relative to the short-term cash paid in the form of base salary and annual bonuses.  The Compensation Committee believes that such equity awards can provide stronger retention incentives and further align the executive’s interests with those of our stockholders by providing greater motivation to maximize stockholder value.  In addition, our 2008 Incentive Plan allows us to issue long-term equity incentive awards that require, as a condition to vesting, the attainment of pre-established performance metrics, such as Company net income.

Total Compensation Review for 2008

In January and March 2008, the Compensation Committee undertook its annual review of the Total Compensation of the Named Executives as a whole and on a component basis.  To assist with this general review, the Compensation Committee requested Watson Wyatt to conduct a comparative survey and develop separate advice and guidance regarding the key components of the Total Compensation awarded to the Named Executives and the other Section 16 Officers and selected other senior executives (the “2008 Watson Wyatt Report”).

However, the Compensation Committee did not review and the 2008 Watson Wyatt Report did not address the compensation of Mr. Hanks, who joined us in November 2007 in connection with the acquisition of Washington Group, but resigned in January 2008, as discussed below under the caption “Compensation and Severance Arrangements with Stephen G. Hanks.”  In addition, the Compensation Committee decided to defer consideration of, and the 2008 Watson Wyatt Report did not address, any compensation decisions related to Mr. Koffel until later in the year when his entire compensation package would be reconsidered as part of the planned renegotiation of his employment agreement in connection with the extension of his retirement date, as discussed below under the caption “Compensation Arrangements with Martin M. Koffel.”

To prepare the 2008 Watson Wyatt Report, Watson Wyatt, with input from both the Compensation Committee and our management, developed a comparative group of companies, and performed analyses of the compensation levels for the executives of those companies holding positions comparable to those held by each of our Named Executives and our other executives analyzed.  Watson Wyatt’s analyses were supplemented by consideration of compensation practices and trends at a subset of Fortune 1500 companies and reflected in published surveys.

Watson Wyatt also conducted various meetings with members of the Compensation Committee and senior management to learn more about our business operations and strategy, the job functions and responsibilities of the respective executives, key performance metrics and strategic goals, as well as the labor markets in which we compete.  A summary report, including management’s recommendations, was presented to the Compensation Committee for its consideration.  Following an active dialogue with Watson Wyatt, Cooley and the CEO, other than with respect to his own Total Compensation, the Compensation Committee approved the recommendations, as described in more detail below.

The information analyzed by Watson Wyatt was collected from the following three sources, each with a focus on industry, business, the competition for talent and size (revenue and market capitalization):

Public Company Comparison Group – Data for benchmarking was collected from the most recent proxy statements of a select peer group of publicly traded companies, based on comparable business and size.  The peer group includes public companies with revenues from $2 billion to $31 billion (median $8.8 billion) and market capitalizations ranging from $1.2 billion to $35.7 billion (median $10.6 billion), as of January 10, 2008.  The companies included in this peer group were:

Accenture Ltd.	AECOM	CACI International, Inc.
Computer Sciences Corporation	Emcor Group, Inc.	Fluor Corporation
Foster Wheeler	General Dynamics Corporation	Jacobs Engineering Group
KBR	L-3 Communications Holdings, Inc.	Northrop Grumman
Raytheon Corporation	Science Application International Corporation	Shaw Group Inc.

•
This peer group was changed substantially relative to the peer group used in connection with Watson Wyatt’s 2007 report on Total Compensation to better match our new size and capabilities following our acquisition of Washington Group in November 2007.  For example, the acquisition significantly increased our revenues, our market capitalization, the number of our employees and expanded our business operations and services.  As a result, AECOM, Foster Wheeler, KBR and Northrop Grumman were added to the peer group because of the similarity of their businesses to ours; while Affiliated Comp Services, Bearing Point, Computer Associates International and Johnson Controls were excluded from the peer group because their businesses were no longer similar to ours; Michael Baker Corp., Granite Construction, Mantech, and Tetra Tech were excluded from the peer group because of their relatively small size; and Service Master was excluded from the peer group because it was acquired by a private equity firm.

•
The 2008 Watson Wyatt report noted that as of the first quarter of 2008, we were positioned at or slightly below the peer group median with respect to most financial size measures, with our revenue, net income, enterprise value and market capitalization falling between the 40th and 60th percentile of the peer group companies and our number of employees just exceeding the median.  However, the 2008 Watson Wyatt Report also noted that we exceeded the median of other financial performance measures, with, among other measures, our trailing twelve-month revenue growth of 12% exceeding the peer group median of 10%, our market capitalization and enterprise value growth substantially exceeding the peer group median measured over the preceding one-, three- and five-year periods, and our net income and cash flow growth exceeding the peer group median measured over the preceding three- and five-year periods.

Published Survey Sources – Multiple published surveys also were considered to assess compensation practices and trends, with particular focus on comparable market data based on the size of participants.  The published survey sources included the following:  Watson Wyatt Data Services Top Management Surveys – 2007/2008, and the Mercer Executive Compensation Survey – 2007.

Standard and Poor’s 1500 List of Companies – Also considered for an assessment of compensation practices and trends was a subset of 58 companies selected from the Standard and Poor’s 1500 with revenues ranging from $8 billion to $12 billion (median $9.6 billion) and market capitalizations ranging from $570 million to $20 billon (median $9.3 billion).

For the Named Executives, Watson Wyatt compared market data for their respective positions against their current base salary, total cash compensation (base salary plus bonus) and total direct compensation (base salary and bonus plus the expected value of annual long-term incentives).  The 2008 Watson Wyatt Report concluded that base salaries, total cash compensation and total direct compensation for the Named Executives generally fell between the 50th percentile and the 75th percentile relative to the market for that individual's employment as derived from all three data sources, consistent with the overall philosophy of the Compensation Committee noted above.

The Compensation Committee recognized, however, that the data on which the 2008 Watson Wyatt Report was based necessarily was retrospective, and, as of the first quarter of 2008, the Committee believed that base salaries among the peer group were expected to continue to increase.

The Compensation Committee also recognized that the Named Executives have a number of unique responsibilities and talents that are broader than the general responsibilities covered in the 2008 Watson Wyatt Report.  Therefore, when reviewing the compensation package of each Named Executive, the Compensation Committee did not rely solely upon the quantitative market factors identified in the 2008 Watson Wyatt Report but also considered a number of other qualitative factors, including but not limited to the following:

•	the qualifications of the Named Executive;

•	the relative importance to the Company of the strategic and operational goals for which the Named Executive has responsibility;

•	whether the Named Executive’s responsibilities changed during the preceding 12 months or were expected to change going forward;

•	the individual past and present performance and contributions of the Named Executive with respect to his job functions and responsibilities, and his near- and longer- term contribution potential;

•	the anticipated level of difficulty of replacing that Named Executive with someone of comparable experience and skill;

•
the base salaries, target bonuses and equity grants made in prior years, as indicators of the Named Executive’s compensation trends and the nature of the current adjustments that may be appropriate relative to the Named Executive’s current job performance and potential;

•
with respect to equity grants, the current equity holdings of the Named Executive and the value of and total gain related to prior grants, with a particular focus on the value of unvested awards,  as indicators of current and prospective retention incentives;

•	the potential of that executive to assume increased responsibilities and roles of greater significance in connection with our succession planning; and

•	with respect to Named Executives other than the CEO, the recommendations of the CEO.

The resulting determinations made by the Compensation Committee with respect to each of the components of Total Compensation for our Named Executives are discussed in more detail below. Separate discussions of Messrs. Koffel’s and Hanks’ compensation follow below.

Base Salaries

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Compensation Committee increased the base salaries of Messrs. Hicks, Jandegian, Wotring and Zarges effective as of February 9, 2008 (or January 29 in the case of Mr. Zarges, as discussed below) as shown in the below table, but did not consider the base salary of Mr. Hanks or consider or change the base salary of Mr. Koffel for the reasons explained above.  In raising the base salaries, the Compensation Committee took into consideration the fact that other elements of Total Compensation, notably annual bonuses earned under the Bonus Plan and severance payments, are driven by the base salary levels to the extent they are calculated as percentages or multiples of base salary.

2008 BASE SALARY

Name	Title	Prior Base Salary	Revised Base Salary For 2008
Martin M. Koffel	Chairman, Chief Executive Officer and President	$1,000,000	$1,000,000
H. Thomas Hicks	Vice President and Chief Financial Officer	$480,000	$550,000
Stephen G. Hanks	Former President – Washington Division	$925,000	**
Gary V. Jandegian	President – URS Division	$550,000	$600,000
Randall A. Wotring	President – EG&G Division	$475,000	$525,000
Thomas H. Zarges	President – Washington Division	$600,000	$700,000

**  Not applicable as Mr. Hanks resigned in January 2008.  See “Compensation and Severance Arrangements With Stephen G. Hanks” below.

The increases in the base salaries of Messrs. Hicks, Jandegian, Wotring and Zarges were deemed appropriate in part to reflect the revised base salaries of the reconstituted peer group companies updated in the 2008 Watson Wyatt Report so that these Named Executives would be within the 50th to 75th percentiles of the market comparables consistent with the Compensation

Committee’s philosophy.  The following factors with respect to each of the respective Named Executives, however, were considered to be more important to the Compensation Committee’s determinations regarding the specific base salary increases:

•
Mr. Hicks’ base salary increase was deemed appropriate since his responsibilities continued to expand considerably with the assumption of additional operational and strategic responsibilities, his job performance has been excellent, he was critical to the success of the acquisition and integration of the Washington Group, his base salary was below the market median reflected in the peer group, and the retention of Mr. Hicks was considered critical in his current role and in the context of our succession planning.

•
Messrs. Jandegian’s and Wotring’s base salary increases were deemed appropriate in light of the continued growth of their respective Divisions, including additional responsibilities managing Washington Group businesses transferred to their Divisions, and their continued success in delivering the targeted financial results, because their job performance has been excellent, and because their retention was considered critical both in their current roles and because of their potential roles in our succession planning.

•
Mr. Zarges’ base salary increase was approved effective January 29, 2008, in connection with his promotion to President of our Washington Division, following the resignation of Stephen G. Hanks from that position in January 2008.  Mr. Zarges was formerly a Senior Executive Vice President of Operations at Washington Group.  At the time of his promotion, the Compensation Committee believed he had acquired substantial operational knowledge and experience of the Washington Group.  In light of that experience, together with his significant professional expertise, the Compensation Committee considered his promotion and retention to be critical to the success of the newly acquired Washington Division and its integration into URS, particularly following the resignation of Mr. Hanks.  The Compensation Committee believed that a substantial increase in Mr. Zarges’ base salary (together with the retention bonus described below under the section captioned “Bonus Plan; Fiscal Year 2008 Target Bonus and Performance Targets,” would be necessary to provide sufficient incentive for him to remain with the Washington Division after the acquisition and the resignation of his predecessor.  In addition, the Compensation Committee deemed the increase to be appropriate in light of the significant expansion of his responsibilities as the President of the Washington Division, because his job performance had been excellent, and because of his potential role in our succession planning.

The Compensation Committee did not focus particularly on differentials between the respective base salaries of the Named Executives, other than to acknowledge that the results of the 2008 Watson Wyatt Report supported the indicated relative base salaries and base salary increases in comparison to the base salaries paid for comparable positions at the peer group companies.  The Compensation Committee also concluded that the relative base salaries of the three Division Presidents, while not directly proportional, were not inappropriate in light of the relative size, complexity and expected contributions to our success of the respective Divisions for which they were responsible.

As noted above, Mr. Koffel’s base salary was only considered later in connection with the extension of  his  retirement date and other amendments to his compensation arrangements in December 2008.  The Compensation Committee determined at that time not to increase Mr. Koffel’s base salary for 2008, and to defer consideration of any potential increase until the compensation of the other Named Executives would again be reviewed in early 2009, as discussed further under “Compensation Arrangements With Martin M. Koffel” below.

Bonus Plan; Fiscal Year 2008 Target Bonuses and Performance Targets

All of our Named Executives and other executives, and many of our senior managers, participate in our annual performance-based cash bonus plan, the “Bonus Plan.”  The Bonus Plan is primarily intended to (a) focus key employees on achieving specific short-term financial targets, (b) reinforce teamwork, (c) provide the potential for significant bonuses if outstanding performance is achieved, and (d) enhance our ability to attract and retain highly talented and motivated individuals.

Under the Bonus Plan, each of our Named Executives and other designated participating executives and senior managers (collectively, the “Designated Participants”) is eligible to earn annual cash bonuses expressed as a percentage of his or her base salary (“Target Bonus”) upon achieving predefined financial performance targets (“Performance Targets”) established by the Compensation Committee at the beginning of our fiscal year.  The Target Bonus for each Named Executive and the other Section 16 Officers is established under the terms of his or her employment agreement, and the percentage is reviewed annually by the Compensation Committee for possible increase (but not decrease).  The Target Bonuses for non-Section 16 Officers are established annually by the CEO within the overall framework of the compensation policies established by the Compensation Committee.  The primary factor considered when determining the initial Target Bonus levels for the Named Executives and other participants in the Bonus Plan, and subsequent changes in those levels, is the total cash compensation opportunity that the Target Bonuses, combined with the base salaries, will provide.  The Compensation Committee’s objective generally is to set the Target Bonuses at levels that will provide each Named Executive or other participant with the opportunity to earn total cash compensation that falls between the 50th and 75th percentile of the total cash compensation opportunities provided to employees holding similar positions and responsibilities at companies in the comparative peer group.  Further, the Compensation Committee reviews the typical annual incentive opportunities (as a percentage of base salary) that are representative of the comparable market for each role.  The Compensation Committee also considers more qualitative factors such as those noted above when setting the initial Target Bonus levels within that range for our Named Executives or subsequently increasing those levels.

The annual bonuses actually paid under the Bonus Plan for each year are then calculated arithmetically based on the extent to which the Performance Targets established for a Named Executive were achieved and the amount of the Target Bonus of that Named Executive.  If the actual results for the fiscal year reflect achievement of the Performance Targets for a Named Executive, then that participant earns his or her Target Bonus for that year.  If the actual results exceed the Performance Targets, the Named Executive may earn a bonus greater than his or her Target Bonus up to a pre-established cap, and if results fall short of the Performance Targets, the Named Executive may receive a bonus  less than his or her Target Bonus, or no bonus at all if the results fail to achieve even pre-established minimums.  The Bonus Plan is strictly formulaic based on these calculations, and the Named Executives and other Named Executives are not awarded bonuses under the Bonus Plan based on discretionary or qualitative factors.

The Target Bonuses of each Named Executive in effect at the beginning of 2008 also were reviewed by the Compensation Committee in connection with the review of Total Compensation undertaken related to base salaries with the assistance of Watson Wyatt, as discussed above.  The Compensation Committee recognized that by approving the base salary increases discussed above, the annual bonuses of the Named Executives also would increase proportionally if the Performance Targets were met or exceeded.  Consequently, the Compensation Committee concluded that the Target Bonuses of the Named Executives, other than Messrs. Koffel and Zarges, should be increased as reflected in the 2008 Bonus Plan table below for the same reasons applied to the base salary recommendation as discussed above, so that the total cash compensation (base salary plus bonus) opportunity for the Named Executives would fall between the 50th percentile and the 75th percentile relative to the market for that individual’s employment, consistent with the overall philosophy of the Compensation Committee noted above.  An additional factor in the decision to increase the Target Bonus percentages of Messrs. Hicks, Jandegian and Wotring was the Compensation Committee’s view that providing each of the Named Executives (other than the CEO) the same percentage Target Bonus opportunity relative to their respective base salaries was appropriate since their respective levels of executive responsibility and ability to contribute to our success were comparable.

The Compensation Committee also reviewed and established the Performance Targets for fiscal year 2008.  The 2008 Bonus Plan review process included reviewing the Bonus Plan terms and design features recommended by the CEO, as well as our business objectives for fiscal year 2008 and the Performance Targets derived from those business objectives for the company as a whole and for each Named Executive.

The specific quantitative Performance Targets under the 2008 Bonus Plan were developed initially by the CEO in conjunction with development of our fiscal year 2008 financial budget submitted to and approved by our Board.  The Compensation Committee agreed with the recommendation of the CEO, which Watson Wyatt concurred was not unreasonable, that an increase in our net income should be the sole Performance Target for the Named Executives with Company-wide responsibilities (Messrs. Koffel and Hicks), just as it had been in prior years, because net income was viewed by us as the most direct driver within the scope of management’s responsibilities for increasing our stock price, and, as a result, increasing stockholder value.  Therefore, by focusing the attention of corporate management on achieving an increase in net income and rewarding these Named Executives with annual bonuses under the Bonus Plan based on the extent to which this objective was achieved during fiscal year 2008, their interests would be best aligned with the short-term interests of our stockholders.

For the Named Executives whose responsibilities related to specific Divisions of the Company (Messrs. Jandegian, Wotring and Zarges), the Compensation Committee agreed with the recommendations of the CEO, which Watson Wyatt also concurred were reasonable, that their Performance Targets for 2008 should relate directly to the contributions of their respective Divisions.  Accordingly, for Messrs. Jandegian and Wotring, the Performance Targets were determined to be, for their respective Divisions, the Divisional operating profit contributions, and days sales outstanding (a measure of cash flow based on billing and collection of accounts receivable – referred to as “DSO”).  The Performance Targets for Mr. Zarges were determined to be the Washington Division’s operating profit contribution, working capital days outstanding (also a measure of cash management, but based on the relationship of working capital deployed in the Division and Division revenue, which is regarded as a more appropriate cash flow measure for the types of businesses in which the Washington Division primarily engages – referred to as “WCDO”) and New Business Profitability (a measure of the margin on new, booked contract work – referred to as “NWM”).  These financial metrics were regarded as most appropriate for the Division Presidents because generating operating profit and cash flow are viewed as the most direct drivers within the scope of Division management’s responsibilities for contributing to our overall net income goals.  By focusing these Named Executives’ attention on and linking their annual bonuses to achieving the most important targeted financial metrics of their respective Divisions, their focus would be on driving results within the scope of their responsibilities that contribute the most to our overall goal of achieving our net income objective, which, as noted above, is viewed as the most direct driver of increasing stockholder value.  The DSO and WCDO financial metrics were also considered appropriate components for all Divisional Presidents to encourage effective management of each Division’s operational cash flows by arranging prompt billings and collections and working to minimize payment delays that could have a significant adverse impact on our overall cash flow.  The NWM financial metric was considered an appropriate component for Mr. Zarges to encourage the Washington Division to pursue more profitable contract opportunities that provide greater margins.

On this basis, and consistent with the 2008 financial budget approved by the Board, the Performance Target for 2008 for Messrs. Koffel and Hicks was established by the Compensation Committee at corporate net income of $197 million, which represented an increase of approximately 54% over the net income target of $128 million that was achieved in 2007.  The significant increase in the target was primarily due to the acquisition of the Washington Group and its anticipated contribution to corporate net income.

The Performance Target for Mr. Jandegian was established by the Compensation Committee at (i) $248 million of operating profit contribution from the URS Division, which represented an increase of approximately 9% over the Division profit contribution of $228 million achieved in 2007, and (ii) DSO of 82, a new financial metric for Mr. Jandegian.

The Performance Target for Mr. Wotring was established by the Compensation Committee at (i) $144 million of operating profit contribution from the EG&G Division, which represented an increase of approximately 87% over the Division profit contribution of $77 million achieved in 2007, and (ii) DSO of 66.

The Performance Target for Mr. Zarges, who become the Washington Division President in January of 2008, was established by the Compensation Committee at (i) $195 million of operating profit contribution from the Washington Division, (ii) WCDO of 25, and (iii) NWM of 5-15%, (8.6% profit margin).

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The following table summarizes Performance Targets and Target Bonuses for the Named Executive Officers under the 2008 Bonus Plan as approved by the Compensation Committee at its January and March 2008 meetings:

2008 BONUS PLAN

Name	Title	2008 Bonus Plan – Performance Target and Weighting	2007 Bonus Plan – Target Bonus	2008 Bonus Plan – Target Bonus
Martin M. Koffel	Chairman, Chief Executive Officer and President	• Corporate Net Income of $197 million = 100%	125%	125%
H. Thomas Hicks	Vice President and Chief Financial Officer	• Corporate Net Income of $197 million = 100%	75%	100%
Stephen G. Hanks	Former President –Washington Division	*	*	*
Gary V. Jandegian	President – URS Division	• Division Operating Profit Contribution of $248 million = 75%; • Days Sales Outstanding of 82 days = 25%	75%	100%
Randall A. Wotring	President – EG&G Division	• Division Operating Profit Contribution of $144 million = 75%; • Days Sales Outstanding of 66 days = 25%	75%	100%
Thomas H. Zarges	President – Washington Division	• Division Operating Profit Contribution of $195 million = 70%; • WCDO of 25 days = 20%; • New Business Profitability, of 5-15% (8.6% profit margin) = 10%	100%	100%

*     Not applicable as Mr. Hanks resigned in January 2008.  See “Compensation and Severance Arrangements With Stephen G. Hanks” below.

The 2008 Bonus Plan design approved by the Compensation Committee, based on the recommendations of the CEO and reviewed with Watson Wyatt, provided a performance “ramp” intended to adjust actual bonus payouts in the event that actual performance equaled, exceeded or fell short of the pre-determined Performance Targets.  If their respective Performance Targets were met, each Named Executive’s actual bonus would equal his Target Bonus.

For each Named Executive (except Mr. Zarges), if the Performance Targets were exceeded, then bonuses would be earned in excess of the Target Bonus, up to a maximum of 200% of the Target

Bonus if actual performance equaled or exceeded 110% of the Performance Target.  Conversely, if the Performance Targets were not met, then actual bonuses would be determined as a declining percentage of Target Bonuses depending on the extent of the shortfall, down to zero if actual performance was at or below 90% of the Performance Target.  Actual performance results between 90% and 110% of the Performance Targets would be calculated based on a pro rata, straight line interpolation between a zero bonus and 200% of the Target Bonus.  The following table summarizes the basic performance ramp for the Named Executives (except for Mr. Zarges).

2008 BONUS PLAN – URS CORPORATE, URS DIVISION, EG&G DIVISION

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
110% of Performance Target	200% of Target Bonus
100% of Performance Target	100% of Target Bonus
90% or less of Performance Target	0% of Target Bonus

For 2008, the performance “ramp” for Mr. Zarges differed from the performance “ramp” for the other Named Executives. Under the terms of the Washington Group acquisition agreement, we agreed to preserve certain features of the Washington Group’s bonus plan design for Washington Division employees.  Accordingly, the basic performance “ramp” approved by the Compensation Committee for Washington Division employees in 2008, including Mr. Zarges, was consistent with the annual bonus plan design implemented by the Washington Group prior to the acquisition. Under this structure, Mr. Zarges’ maximum bonus potential, if targets were exceeded, was lower than the maximum bonus potential for the other Named Executives, although the threshold performance level required for receipt of any bonus also was lower.  More specifically, if the Performance Targets were exceeded, then Mr. Zarges’ bonus would be earned in excess of the Target Bonus, up to a maximum of 150% of the Target Bonus if actual performance equaled or exceeded 110% of the Performance Target.  Actual performance results between 100% and 110% of the Performance Targets would be calculated based on a straight line interpolation between a 100% and 150% of the Target Bonus.   Conversely, if the Performance Targets were not met, then his actual bonus would be determined as a declining percentage of his Target Bonus, depending on the extent of the shortfall, down to 25% of his Target Bonus if actual performance just equaled 70% of the Performance Target and to zero if actual performance fell below 70% of the Performance Target.  Actual performance results between 70% and 100% of the Performance Targets would be calculated based on a straight line interpolation between a 25% and 100% of the Target Bonus.

2008 BONUS PLAN – WASHINGTON DIVISION

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
110% of Performance Target	150% of Target Bonus
100% of Performance Target	100% of Target Bonus
70% of Performance Target	25% of Target Bonus
Less than 70% of Performance Target	0% of Target Bonus

Also, because of the overriding importance placed by the Board on achieving the $197 million net income target budgeted for 2008 for the benefit of our stockholders, and by the Compensation Committee on incentivizing all participants in the Bonus Plan to achieve this net income target, the 2008 Bonus Plan design, as in the previous year, provided for pro rata reduction of bonuses otherwise earned, down to zero, if necessary for us to achieve our 2008 net income Performance Target.  This design feature, by shifting the risk of falling short of the targeted net income objective onto the bonus pools otherwise available for distribution under the Bonus Plan, works as a cushion for stockholders to increase the likelihood that at least the targeted net income objective would be achieved for the year.

Finally, the design of the 2008 Bonus Plan also enabled the Compensation Committee to adjust, solely for purposes of determining the extent to which the Bonus Plan Performance Targets were satisfied (and only to the extent permitted by Section 162(m) of the IRC), the financial results actually reported by us under GAAP for objectively determinable impacts of unexpected events that were not included in the annual budget (such as the impact of changes in accounting principles or tax laws, capital restructurings, major transactions and other extraordinary, unusual or nonrecurring items).  No such adjustments occurred with respect to the 2008 Performance Targets for the Named Executives.

On March 5, 2009, after we had reported our financial results for fiscal year 2008, the Compensation Committee assessed for each Named Executive, as well as the other Designated Participants, the level of achievement of each applicable 2008 Performance Target and the corresponding bonus that had been earned under the 2008 Bonus Plan. For fiscal year 2008, the Compensation Committee concluded that:

•
Messrs. Koffel and Hicks each earned bonuses equal to the maximum 200% of their Target Bonuses since our actual reported net income of $219.8 million, exceeded the $197 million net income Performance Target by $22.8 million, which was more than 110% of target and so reached the cap for Messrs. Koffel and Hicks;

•
Mr. Jandegian had earned a bonus equal to approximately 153% of his Target Bonus because the URS Division’s actual operating profit contribution of $258.8 million exceeded the $248 million Performance Target by $10.8 million and the URS Division’s DSO of 79 days were better than the 82 days Performance Target by 3 days, which in the aggregate blended to 53% of the upside “ramp” between target and 110% of target;

•
Mr. Wotring had earned a bonus equal to approximately 162% of his Target Bonus because the EG&G Division’s actual operating profit contribution of $151.1 million exceeded the $144 million Performance Target by $7.1 million and the EG&G Division’s DSO of 60 days were better than the 66 days Performance Target by 6 days, which in the aggregate blended to 62% of the upside “ramp” between target and 110% of target;

•
Mr. Zarges had earned a bonus equal to just under the maximum of 150% of his Target Bonus because the Washington Division’s actual operating profit contribution of $218.5 million exceeded the $195 million Performance Target by $23.5 million, the Washington Division’s WCDO of 17.4 days was better than the 25 days Performance Target by 7.6 days, and the Washington Division’s NWM of 9.8% exceeded the 8.6% target, which in the aggregate blended to just under 100% of the upside “ramp” between the target and 110% of target.

In connection with the promotion of Mr. Zarges to President of our Washington Division in January 2008, the Compensation Committee also approved a $2.4 million retention bonus payment payable to him in January 2009 provided he remained employed by us at least until that time, to encourage Mr. Zarges' continued employment as Washington Division President for at least one year.  The Compensation Committee viewed this retention bonus as appropriate in light of the special skills and knowledge Mr. Zarges brought to the position and our critical need to retain him following the resignation of Mr. Hanks from that position.  The retention bonus was paid to Mr. Zarges in January 2009.

2008 Long-Term Equity Incentives

Our long-term equity incentive program, currently implemented through our 2008 Incentive Plan, was approved by stockholders on May 22, 2008 and replaced our 1999 Incentive Plan.  The 2008 Incentive Plan is designed to provide long-term retention incentives for the Named Executives and other participants in the Plan, and also to provide alignment between the interests of Plan participants and those of our stockholders because appreciation in the stock price of our shares will benefit both our stockholders and the participants in the 2008 Incentive Plan.  Under the 2008 Incentive Plan, the Compensation Committee may issue long-term equity incentive awards that require, as a condition to vesting, the attainment of one or more Performance Targets specified by the Committee from the list of possible financial and operational performance metrics specified in the Plan.

The Compensation Committee considers at least annually whether to approve specific long-term equity awards to our Section 16 Officers based on the recommendations of the CEO (except with respect to his own awards), and whether to approve specific equity awards to non-Section 16 Officers, and/or to authorize a pool of equity awards to be allocated to non-Section 16 Officers by the CEO under the limited authority delegated to him by the Compensation Committee (as discussed above).  When determining awards, the Compensation Committee considers factors, such as the individual’s position with us, his or her prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent.  The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent.  The 2008 Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In addition, in order to maintain compensation packages at a competitive level and to maintain appropriate retention incentives, the Compensation Committee generally considers the total gain in equity awards previously granted and the existing equity ownership of each Named Executive when determining restricted stock award levels, with particular attention paid to the value of unvested awards.  However, we have not adopted any security ownership requirements or guidelines that would require any of our Named Executives to maintain any specific level of equity ownership in URS.

In March 2008, the Compensation Committee determined that the primary form of equity compensation to be awarded to each Named Executive under the then existing 1999 Incentive Plan would remain as restricted stock awards.  Fifty percent of the shares underlying each award again would continue to have only a time-based vesting condition over four years, while the remaining 50% of the shares would have both a time-based vesting condition over four years as well as a performance-based vesting condition.  With regard to the performance-based shares, for Messrs. Hicks, Jandegian and Wotring, 25% of their shares will vest on each of the first four anniversaries of the grant date, while for Mr. Zarges, 50% of his shares will vest on the second anniversary of the grant date, and 25% will vest on each of the following two anniversaries of the grant date, provided that, in each case, the Named Executive is still employed by us and the Compensation Committee has determined that we met our performance target for the fiscal year preceding such anniversary date.  Accordingly, if we fail to meet our performance target for the preceding fiscal year, then a portion of the shares underlying the awards are canceled and will not vest.

In considering the appropriate performance metric for equity awards made in 2008, the Compensation Committee, with the assistance of management, again concluded that, for the reasons discussed above in connection with the establishment of the annual Performance Targets for the Bonus Plan, achievement of our annual budgeted corporate net income target, as approved by our Board at the beginning of each fiscal year, was the most important driver of stockholder value, and consequently would be the most appropriate performance metric to which performance-based equity grants made in 2008 should be linked.  Restricted stock awards to each of the Named Executives (other than Mr. Koffel) were approved by the Compensation Committee in March 2008.  (As discussed further below under the caption “Compensation Arrangements with Martin M. Koffel,” in connection with the renegotiation of Mr. Koffel’s employment arrangements to extend his retirement date and amend other aspects of his compensation arrangements in December 2008, the Compensation Committee approved the issuance of 300,000 shares of restricted stock to Mr. Koffel with slightly different vesting provisions and other terms.)

In determining the appropriate size of the restricted stock awards to be made to each of the Named Executives, the Compensation Committee asked Watson Wyatt to develop competitive grant ranges for long-term incentive awards utilizing the comparative market data presented in the 2008 Watson Wyatt Report.  The grant ranges for the Named Executives as well as the other Section 16 Officers and other participants were developed around estimated midpoints at the 50th and 75th percentile values.  With these ranges in hand, the Compensation Committee, with the assistance of management and Watson Wyatt, then considered the aggregate projected cost to the Company of the indicated equity grants to all participants under SFAS 123(R).

Based on this analysis, and on the recommendation of the CEO, the Compensation Committee approved the award of shares of restricted stock to the Named Executives on March 26, 2008  (other than Mr. Koffel) as reflected in the following table.  The Compensation Committee’s rationale supporting the restricted stock award levels was substantially the same as applied to the base salary recommendations as described above, but in addition, the Compensation Committee also considered the total gain on equity awards previously granted and the existing equity ownership of each Named Executive, with particular attention paid to the value of unvested awards in light of their retention value  (except with respect to the rationale for the restricted stock award to Mr. Koffel which is discussed below under the caption “Compensation Arrangements with Martin M. Koffel).

2008 EQUITY AWARDS

Name	Title	Restricted Shares Awarded
Martin M. Koffel	Chairman, Chief Executive Officer and President	300,000
H. Thomas Hicks	Vice President and Chief Financial Officer	21,600
Stephen G. Hanks	Former President – Washington Division	**
Gary V. Jandegian	President – URS Division	21,600
Randall A. Wotring	President – EG&G Division	18,900
Thomas H. Zarges	President – Washington Division	21,600

**  Mr. Hanks resigned in January 2008 and, therefore, did not receive an award.  See “Compensation and Severance Arrangements With Stephen G. Hanks” below.

Compensation Arrangements with Martin M. Koffel

Under the terms of Mr. Koffel’s employment agreement with us as in effect at the beginning of  2008 (and last amended in 2006), Mr. Koffel was scheduled to retire on May 31, 2009. Based on the expressed desire of the Board to induce Mr. Koffel to extend his retirement date for a number of years, and Mr. Koffel’s indication that he might be amenable to such an extension, the Compensation Committee initiated negotiations with Mr. Koffel in early 2008 regarding the terms on which he would be willing to extend his retirement date.

In connection with the negotiations, the Compensation Committee engaged Watson Wyatt to prepare a comprehensive report summarizing and analyzing the then-existing and proposed compensation arrangements with Mr. Koffel. For this purpose, Watson Wyatt analyzed information collected from the same three sources as the 2008 Watson Wyatt Report discussed above, including using the same Public Company Comparison Group and compared the compensation packages paid to the chief executive officers reflected in that market data.  The report generally concluded that Mr. Koffel’s annual base compensation, total cash compensation and total direct compensation (including the annualized value of equity grants) approximated the 75th percentile relative to the comparative market data as projected over the three-year extension term under discussion.

In addition, the Compensation Committee reviewed at various times tally sheets showing Mr. Koffel’s current and proposed compensation, which included data regarding salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Koffel and the cost to us of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the non-qualified deferred compensation program, and the actual projected payout obligations under the SERP and under several potential severance and change-in-control scenarios.

When considering the extension of Mr. Koffel’s retirement date and compensation arrangements, the Compensation Committee did not rely solely on the quantitative data presented in the Watson Wyatt report and the tally sheets, but also considered numerous qualitative factors, including Mr. Koffel’s effective leadership of URS since 1989, his successful execution and integration of several significant acquisitions and the growth in stockholder value during this period, his central role working towards the successful integration of the Washington Group acquisition, the tone established by Mr. Koffel for integrity and high ethical standards that characterize and permeate our company culture, and the value of Mr. Koffel’s continued leadership and his importance to the continued development and eventual implementation of our executive succession plans.

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Committee concluded that extending Mr. Koffel’s retirement date to June 1, 2012 and continuing his employment agreement on substantially the same terms during this period were in our best interests and the best interests of our stockholders.  The Compensation Committee also concluded that Mr. Koffel’s annual base compensation and Target Bonus already were at appropriate levels in light of his performance and the comparable market data, and further that even if considering compensation increases might be appropriate in the context of the negotiations over his retirement date extension, any such increases in late 2008 could have the effect of disqualifying Mr. Koffel’s payment under the Bonus Plan for 2008 under Section 162(m) of the IRC (resulting in the loss of tax deductibility to us).  For these reasons, the Compensation Committee deferred any decision regarding possible increases until the first quarter of 2009 when the Compensation Committee would again be considering the compensation of our other senior executives.

The Compensation Committee also negotiated and approved several modifications to Mr. Koffel’s employment agreement, his SERP, and restricted stock unit award agreement regarding the timing of payments and delivery of common stock underlying restricted stock units.  These modifications were designed to prevent the payments and deliveries from being disqualified under Section 409A of the IRC (which affects taxation of nonqualified deferred compensation) and becoming subject to excise taxes.

The Compensation Committee also concluded that the long-term equity incentives that had been provided to Mr. Koffel in connection with the last extension of his employment arrangements in 2006 had been appropriate as part of his total compensation package.  However, the Compensation Committee concurred with Mr. Koffel that any new equity granted should be designed with the potential to vest in full by his planned retirement date, as extended.  Because our annual grants typically vest over four years, successive annual grants consistent with our usual past practice would not achieve this objective.  Accordingly, the Compensation Committee concluded that, in lieu of annual grants going forward (and absent an unusual event or circumstances that would warrant additional equity grants in the future),  a single large equity grant, vesting over three years, should be made in connection with Mr. Koffel’s retirement date extension, to provide Mr. Koffel with appropriate equity value and performance incentives through his expected retirement date of June 1,

2012.  The appropriate number of restricted shares was determined to be 300,000 based on the same qualitative factors mentioned above regarding the justification for his contract extension, combined with the data from Watson Wyatt that placed his total direct compensation (including the annualized value of the restricted stock award) at approximately the 75th percentile relative to the comparative market data as projected over the three-year extension term, and the fact that this number of shares was the same as the number awarded to Mr. Koffel in 2006 in connection with his contract extension at that time.

Accordingly, on December 10, 2008, following approval by the Compensation Committee, URS and Mr. Koffel entered into the Second Amendment to the Amended and Restated Employment Agreement, the First Amendment to the Amended and Restated Supplemental Executive Retirement Agreement, and the First Amendment to the Restricted Stock Unit Award Agreement. The Compensation Committee also approved the issuance of 300,000 shares of restricted stock to Mr. Koffel that will vest as follows:

(1)
50,000 shares of Restricted Stock will vest on each of April 1, 2010, April 1, 2011 and April 1, 2012, provided in each case that Mr. Koffel’s continuous service with the Company has not terminated prior to the vesting date.  All unvested shares will accelerate and vest in full in the event of Mr. Koffel’s retirement, termination without cause, or resignation or termination within two years following a change in control (as such retirement, termination and resignation events are described in the employment agreement); and

(2)
50,000 shares of Restricted Stock will vest on each of April 1, 2010, April 1, 2011 and April 1, 2012, provided in each case that Mr. Koffel’s continuous service with the Company has not terminated prior to the vesting date and the Company has met its net income goal established by the Board during the first quarter of the fiscal year ending immediately preceding the vesting date, provided that the Compensation Committee confirms such net income goals have been satisfied after the audited financial results for the fiscal year have been prepared by the Company.  All unvested shares will accelerate and vest in full in the event of Mr. Koffel’s resignation or termination within two years following a change in control (provided that any preceding performance goals have been satisfied), but will not accelerate in the event of Mr. Koffel’s retirement or termination without cause (as such retirement, termination and resignation events are described in the employment agreement).

Compensation and Severance Arrangements with Stephen G. Hanks

In connection with the closing of our acquisition of the Washington Group on November 15, 2007, Mr. Hanks became one of our executive officers as the President of our newly acquired Washington Division, and also joined our Board as a Director.  The compensation arrangements with Mr. Hanks, however, including his base salary, his short- and long-term cash incentives and his equity incentives, were considered, negotiated and approved by or on behalf of the compensation committee of Washington Group under its various compensation plans, policies and procedures prior to the acquisition.  Neither our Compensation Committee, our Board nor our management had any input or visibility into those compensation decisions.  Instead, the obligations of Washington Group to Mr. Hanks arising in connection with his compensation arrangements were simply carried over in connection with the acquisition and, under the terms of the Agreement and Plan of Merger, remained obligations of our Washington Division.

Mr. Hanks’ severance arrangements provided for cash severance and other benefits payable within two years after a change in control if Mr. Hanks’ employment were terminated without cause or he resigned because of a reduction in job responsibilities, a decrease in compensation, a requirement to relocate or for other good reason.  On January 10, 2008, Mr. Hanks resigned, and the compensation and benefits payable under Mr. Hanks’ change-in-control severance arrangement due to a resignation for good reason included the following:  a $4,070,000 severance payment equal to twice the sum of his annual base salary plus short-term incentive target; a cash payment of $25,000 in lieu of continued medical and dental coverage for a period of 18 months; and a cash payment of $50,000 in lieu of financial counseling for two years.  Mr. Hanks’ severance arrangement also provided that, if his severance benefits were subject to an excise tax under IRC Section 280G, his benefits would be reduced if, after the reduction the value of his benefits on an after-tax basis were greater than if his benefits had not been reduced and he paid the excise tax.  Mr. Hanks’ $4,070,000 severance would have been adversely impacted by IRC Section 280G, and, as a result, his severance was reduced by $588,627.  Accordingly, pursuant to his severance arrangements, upon his resignation, Mr. Hanks was paid an aggregate amount of $5,591,373, after subtracting $588,627 that would have otherwise been payable.

Severance and Change-in-Control Provisions

We have entered into employment agreements with each of our Named Executives that contain severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”  We believe severance is appropriate under certain termination scenarios in order to allow us to provide Total Compensation packages that are competitive.  In addition, during a potential change in control, we do not want our executives to leave to pursue other employment opportunities due to concerns about their job security or to be distracted and less effective in performing their jobs.  We believe that including severance benefits in employment agreements, or stand-alone change-in-control agreements that provide for severance benefits in the event that an executive’s employment is terminated as a result of a change in control is an effective way to enable the Named Executives and selected other Section 16 Officers and others to focus on the best interests of our stockholders in those circumstances.  Except for long-term equity incentives and for the CEO’s agreement, all agreements require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.  Vesting of long-term equity incentives is accelerated when a change in control occurs, however, and the CEO has a limited time following a change in control in which he can voluntarily leave his employment and receive his full change-in-control benefits.

Please see “Compensation and Severance Arrangements With Stephen G. Hanks” above for a discussion of the compensation and benefits paid under Mr. Hanks’ severance arrangement following his resignation in January 2008.

.

Perquisites and Other Employee Benefits

We generally provide few perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.  We generally do not provide personal lifestyle perquisites, such as golf club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites.  The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

In 2006, the Compensation Committee approved home and personal protection services for Mr. Koffel, which had previously been approved by the Compensation Committee in 2002.  These services were suspended briefly in 2006 at the request of Mr. Koffel pending further analysis of the appropriate scope of these services and the income tax and disclosure consequences that providing the services would entail.  However, when the Board learned that the services had been suspended, management was directed to reinstate the services promptly because the Board believes that the security of Mr. Koffel is important to us, and accordingly is a necessary and appropriate business-related expense (although interpretations by the staff of the SEC require that the incremental cost of these activities be disclosed as perquisites and included in compensation).

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan.  These benefits are available to all of our salaried employees and do not discriminate in favor of Named Executives.  In addition, the terms of Mr. Koffel’s employment agreement require us to provide Mr. Koffel with supplemental life and disability insurance benefits and tax gross-ups with respect to those benefits.  These benefits have been provided as part of Mr. Koffel’s employment and compensation arrangements with us since nearly the time he first joined the company, and the Compensation Committee determined that it was not necessary or appropriate to renegotiate these benefits in connection with the extension of Mr. Koffel’s retirement date and the related amendments to his contractual arrangements, particularly since the cost of these benefits to us is relatively insignificant and their value to Mr. Koffel does not change in any material respects the analysis regarding the positioning of his Total Compensation package relative to the comparative market data.  These benefits also have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

Mr. Zarges is provided access to financial planning assistance and an annual executive physical examination.  He is also provided with supplemental life and disability insurance benefits and tax gross-ups with respect to those benefits.  These benefits were provided to Mr. Zarges by Washington Group and have continued to be provided in an effort to keep Mr. Zarges’ benefits similar to those he had prior to the acquisition.

Retirement Plans

We maintain a number of qualified and non-qualified defined contribution, defined benefit and other pension plans (“Retirement Plans”) on behalf of our Named Executives and employees.  As of fiscal year 2008, the Compensation Committee delegated a portion of the administrative and investment management functions to its non-director Retirement Plans Committee.  The Retirement Plans Committee reported to the Compensation Committee on the administrative and investment management activities of the Retirement Plans.

Tax Considerations

Section 162(m) of the IRC

Section 162(m) precludes the deduction by a publicly held corporation of compensation paid to certain employees in excess of $1,000,000, with an exception for performance-based compensation if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors”;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

Our primary objective in designing and administering our compensation policies and programs is to competitively compensate our senior executives and other employees and incentivize them to achieve our operating and strategic goals and, in so doing, to enhance long-term stockholder value.  Where possible and appropriate, the Compensation Committee seeks to structure our programs so that the compensation paid will be tax deductible to us.  Specifically, annual bonuses paid under our Incentive Compensation Plan, and stock awards that are subject to performance-based vesting are intended and administered to qualify as performance-based compensation under Section 162(m).  However, to maintain flexibility for compensating our executives and other employees in a manner consistent with our overall goals and compensation philosophy, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Section 409A of the IRC

Section 409A, adopted as part of the American Jobs Creation Act of 2004, generally changed the tax rules relating to nonqualified deferred compensation that had not been earned and vested prior to 2005.  The consequences of violating Section 409A are immediate taxation of any nonqualified deferred compensation that does not qualify as such under the new rules and the imposition of an additional excise tax on the recipient of that compensation.  In 2008, the Compensation Committee amended our retirement and deferred income plans and policies, as well as employment agreements with certain employees, including the Named Executives, in order to reduce the risk of any adverse tax consequences pursuant to Section 409A and the final regulations issued by the Internal Revenue Service (“IRS”) relating to nonqualified deferred compensation.

.

Compensation Policies for 2009

The turmoil in global financial markets and the current economic volatility have created a challenging business environment and made it extremely difficult to predict the impact of the global recession on our business during 2009.  In light of the continuing uncertainty and deteriorating economic conditions that could affect our business, in early 2009 we determined that the base salaries and Target Bonus levels for most of our senior executives and key managers should be frozen at 2008 levels, and our CEO determined not to recommend to the Compensation Committee any  increases in  the base salary or Target Bonus levels for our Section 16 Officers, including the Named Executives, or request any such increases for himself.  Consistent with this recommendation, at its meeting in March 2009, the Compensation Committee decided to freeze 2009 base salaries and annual Target Bonus levels for all Section 16 Officers at 2008 levels, and does not expect to further review or change these compensation components for the remainder of our 2009 fiscal year.  In addition, while the Compensation Committee ordinarily determines whether to grant equity awards under our long-term equity incentive programs to Section 16 Officers during the first quarter of each fiscal year, the Compensation Committee has decided to defer decisions on any equity grants for 2009, but may reconsider this decision depending on future economic and business conditions.

In reaching these determinations, the Compensation Committee considered the potential negative consequences on employee morale and performance incentives, but concluded that the overall impact of the freeze was outweighed by the need to conserve resources in face of the current economic challenges and uncertainty.  The Compensation Committee does not believe this decision will put us at a competitive disadvantage for the purposes of attracting or retaining executive talent, when considered in the context of our overall compensation program.  The Compensation Committee will continue to consider current economic conditions when evaluating whether and to what extent to increase base salaries, award annual cash bonuses, and grant equity awards in the future.

.

SUMMARY OF COMPENSATION

The following table sets forth information regarding salary, bonus, equity awards and other benefits for services rendered to URS Corporation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and a former executive officer who is no longer with the Company (collectively the “Named Executives”) for the fiscal year ended January 2, 2009.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	2008	$1,019,232	—		$6,098,141	—	$2,500,003	$2,193,799	(5)	$869,815	$12,680,990
	2007	$988,467	—		$7,851,242	—	$1,997,892	$463,096		$907,408	$12,208,105
	2006	$950,019	—		$2,300,663	—	$1,451,145	$1,156,644		$817,378	$6,675,849

H. Thomas Hicks; Chief Financial Officer; Vice President	2008	$552,513	—		$905,747	—	$1,085,108	—		$26,178	$2,569,546
	2007	$476,541	—		$678,523	—	$577,942	—		$25,914	$1,758,920
	2006	$465,005	$116,250	(6)	$463,505	—	$443,932	—		$92,748	$1,581,440

Stephen G. Hanks; Former Vice President; President Washington Division	2008	$71,154	—		—	—	—	$1,381	(7)	$5,726,033	$5,798,568
	2007	$110,289	—		—	—	$3,610,610	—		$46,206	$3,767,105

Gary V. Jandegian; Vice President; President, URS Division	2008	$605,787	—		$791,705	—	$910,671	—		$24,116	$2,332,279
	2007	$544,250	—		$645,726	$38,133	$563,299	—		$22,938	$1,814,346
	2006	$500,513	—		$453,561	$121,968	$372,218	—		$30,434	$1,478,694

Randall A. Wotring; Vice President; President, EG&G Division	2008	$545,234	—		$719,062	—	$841,174	$39,845	(5)	$24,863	$2,170,178
	2007	$478,154	—		$558,514	$135,211	$622,916	—		$26,862	$1,821,657
	2006	$433,661	—		$366,161	$213,140	$500,878	$10,781		$31,460	$1,556,081

Thomas H. Zarges; Vice President; President Washington Division	2008	$713,462	—		$62,755	—	$1,047,122	$880	(7)	$131,690	$1,955,909

(1)  Represents the dollar amount recognized for financial reporting purposes with respect to our 2008, 2007 and 2006  fiscal years for the fair value of restricted stock awarded in those and prior fiscal years, in accordance with SFAS 123(R).  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information regarding valuation assumptions used to calculate amounts under SFAS 123(R), refer to “Note 9. Stockholders’ Equity” in our Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the relevant fiscal year.  These amounts reflect our accounting expense for restricted stock awards, and do not correspond to the actual values that may be realized by the Named Executives.  See the “Grants of Plan-Based Awards In Fiscal Year 2008” table for further information regarding all restricted stock awards granted in 2008.  Portions of these awards include performance-based shares that will not vest if the performance measures are not met and are therefore at risk.

(2)  No stock options were granted in fiscal years 2008, 2007 or 2006.  This column represents the dollar amount recognized for financial reporting purposes with respect to our 2008, 2007 and 2006 fiscal years for the fair value of stock options granted prior to 2006, in accordance with SFAS 123(R).  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions used to calculate amounts under SFAS 123(R), refer to “Note 9. Stockholders’ Equity” in our Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the relevant fiscal year.  These amounts reflect our accounting expense for stock options and do not correspond to the actual value that may be realized by the Named Executives.

(3)  Reflects cash awards to the Named Executives under our fiscal years 2008, 2007 and 2006 Bonus Plans as discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2008 Target Bonuses and Performance Targets.”

(4)  The following table describes the incremental costs of perquisites and other benefits  for 2008 included in the All Other Compensation column in the Summary Compensation Table for Messrs. Koffel, Hicks, Hanks, Jandegian, Wotring and Zarges.

ALL OTHER COMPENSATION TABLE

Name of Executive	Year	Auto and Parking Expenses	Security & Personal Protection (a)	Company-Paid Life and Disability Insurance Premiums		Financial Planning & Legal Fees	Company Contributions to 401(k) Defined Contribution Plan	Company Contributions to Restoration Plan (e)	Severance Arrangements		Total ($)
Martin M. Koffel	2008	$26,400	$726,995	$90,450	(b)	$21,370	$4,600	—	—		$869,815
H. Thomas Hicks	2008	$20,153	—	$1,425	(c)	—	$4,600	—	—		$26,178
Stephen G. Hanks	2008	—	—	$25,453	(d)	$1,372	$11,665	$96,170	$5,591,373	(f)	$5,726,033
Gary V. Jandegian	2008	$18,010	—	$1,506	(c)	—	$4,600	—	—		$24,116
Randall A. Wotring	2008	$15,289	—	$1,984	(c)	—	$7,590	—	—		$24,863
Thomas H. Zarges	2008	—	—	$20,166	(d)	$16,480	$14,839	$80,205	—		$131,690

(a)    Amount to maintain security and personal protection services due to business-related security concerns.

(b)  Consists of $78,898 of life and disability insurance premiums, including gross-ups for income taxes on such premiums of $11,552, paid pursuant to Mr. Koffel’s Amended and Restated Employment Agreement.

(c)  Amount paid for group term life and disability insurance premiums.

(d)  Consists of $25,453 (including gross-ups of $11,067 for income on insurance premiums) for Mr. Hanks of long-term disability, group term and supplemental life insurance premiums; consists of $20,166 (including gross-ups of $6,079 for income on insurance premiums) for Mr. Zarges of group term life, long-term and supplemental disability insurance premiums.

(e)  The Restoration Plan allowed Mr. Hanks and Mr. Zarges to receive  matching contributions that they would not have been eligible to receive under the Washington Group Savings Plan because of IRS limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account for any amounts that it would otherwise have contributed to the Washington Group Savings Plan matching account if matching contributions were not limited under that plan.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Restoration Plan accounts are part of our general assets and are not secured.

(f)  Consists of the following change-in-control severance payments: a $3,481,373 severance payment, a cash payment of $25,000 in lieu of continued medical and dental coverage for a period of 18 months; a cash payment of $50,000 in lieu of financial counseling for two years, and a twelve-month not to compete covenant worth $2,035,000.

(5)  Represents the aggregate annual change in the actuarial present pension value of the accumulated benefit for Messrs. Koffel and Wotring for fiscal year 2008.  Pursuant to SEC regulations, the retirement date assumption used to calculate pension value is the earliest retirement age at which retirement benefits may be received without any reduction, rather than the normal or expected retirement age.

(6)  Represents a discretionary bonus awarded to Mr. Hicks.

(7)  The amounts reflected are above-market earnings on non-qualified deferred compensation and were calculated using Moody’s rate of 6.26%.

The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2008.  All equity awards were made pursuant to our 1999 and 2008 Incentive Plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock Awards (4)
Martin M. Koffel	3/26/2008	$12,500	(5)	$1,250,000	$2,500,000	—	—	—	—	—
	12/10/2008	—		—	—	—	150,000	—	—	$5,910,000
	12/10/2008	—		—	—	—	—	—	150,000	$5,910,000

H. Thomas Hicks	3/26/2008	$5,500	(5)	$550,000	$1,100,000	—	—	—	—	—
	3/26/2008	—		—	—	—	10,800	—	—	$375,840
	3/26/2008	—		—	—	—	—	—	10,800	$375,840

Stephen G. Hanks	—	—		—	—	—	—	—	—	—

Gary V. Jandegian	3/26/2008	$6,000	(5)	$600,000	$1,200,000	—	—	—	—	—
	3/26/2008	—		—	—	—	10,800	—	—	$375,840
	3/26/2008	—		—	—	—	—	—	10,800	$375,840

Randall A. Wotring	3/26/2008	$5,250	(5)	$525,000	$1,050,000	—	—	—	—	—
	3/26/2008	—		—	—	—	9,450	—	—	$328,860
	3/26/2008	—		—	—	—	—	—	9,450	$328,860

Thomas H. Zarges	3/26/2008	$175,000	(6)	$700,000	$1,050,000	—	—	—	—	—
	3/26/2008	—		—	—	—	10,800	—	—	$375,840
	3/26/2008	—		—	—	—	—	—	10,800	$375,840

(1)  These columns show the potential cash payouts for fiscal year 2008 for our Named Executives if they fulfilled their individual performance targets established by our Bonus Plan, Fiscal Year 2008, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2008 Target Bonuses and Performance Targets.” Actual payouts were dependent on fulfilling pre-established annual performance goals and thus were completely at risk.  The actual 2008 Bonus Plan payouts for each Named Executive ranged from approximately 150% to 200% of his Target Bonus as disclosed in the “Summary Compensation” table in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)  These columns show the aggregate number of shares of restricted stock that will vest in accordance with the awards’ specific vesting schedules.  For Mr. Koffel, one-third of the original shares are scheduled to vest on each of April 1, 2010, 2011, and 2012, provided that Mr. Koffel continues employment with us and, on each date, we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year.   For Mr. Zarges, one-half of the original shares are scheduled to vest on April 1, 2010, and one-fourth are scheduled to vest on each of April 1, 2011, and 2012, provided that Mr. Zarges continues employment with us and, on each date, we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year.  For all other awards, the aggregate number of shares of restricted stock will vest over four years with one-fourth of the original shares scheduled to vest on each of April 1, 2009, 2010, 2011 and 2012, provided that the Named Executive continues employment with us and, on each date, we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year.  These awards are discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis — 2008 Long-Term Equity Incentives.”

(3)  This column shows the aggregate number of shares of restricted stock that will vest in accordance with the awards’ specific vesting schedules.  For Mr. Koffel, one-third of the original shares are scheduled to vest on each of April 1, 2010, 2011, and 2012.  For Mr. Zarges, one-half of the original shares are scheduled to vest on April 1, 2010, and one-fourth are scheduled to vest on each of April 1, 2011, and 2012.  For all other awards, the aggregate number of shares of restricted stock will vest over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2009, 2010, 2011 and 2012.

(4)  Represents the full grant date fair value as calculated under SFAS 123(R) for financial reporting purposes and assuming the vesting of all time-based and performance-based shares.

(5)  Based on meeting a minimum threshold of 90.1% of the Performance Target.

(6)  Based on meeting a minimum threshold of 70% of the Performance Target.

No stock options were granted to the Named Executives in 2008.  Time-based restricted stock awards will vest according to the schedule specified in Footnote 2 of the above table, provided the Named Executive continues his employment with us.  Performance-based restricted stock awards will vest according to the schedule specified in Footnote 2 of the above table, provided, that on each vesting date, we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year and the Named Executive has continued his employment with us to that date.  Performance conditions under cash and restricted stock awards are discussed in further detail under the heading, “Executive Compensation — Compensation Disclosure and Analysis.”  Actual payouts for performance-based equity awards are dependent upon fulfilling pre-established annual performance goals and thus are completely at risk.

.

The following table sets forth information regarding the outstanding equity awards held by our Named Executives at the end of fiscal year 2008.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2008

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Martin M. Koffel	—	—	—	—	13,750	(3)	$569,250	—		—
	—	—	—	—	27,500	(4)	$1,138,500	—		—
	—	—	—	—	50,000	(5)	$2,070,000	50,000	(5)	$2,070,000
	—	—	—	—	150,000	(6)	$6,210,000	150,000	(6)	$6,210,000
H. Thomas Hicks	—	—	—	—	10,000	(7)	$414,000	—		—
	—	—	—	—	2,500	(8)	$103,500	2,500	(8)	$103,500
	—	—	—	—	7,500	(9)	$310,500	7,500	(9)	$310,500
	—	—	—	—	10,800	(10)	$447,120	10,800	(10)	$447,120
Stephen G. Hanks	—	—	—	—	—		—	—		—
Gary V. Jandegian	1,000	—	$15.75	3/23/2009	—		—	—		—
	6,500	—	$21.44	11/5/2009	—		—	—		—
	2,500	—	$17.15	3/19/2011	—		—	—		—
	2,500	—	$23.03	10/15/2011	—		—	—		—
	25,000	—	$24.05	7/15/2012	—		—	—		—
	30,000	—	$18.78	6/12/2013	—		—	—		—
	15,000	—	$25.97	7/12/2014	—		—	—		—
	—	—	—	—	1,875	(7)	$77,625	—		—
	—	—	—	—	4,250	(4)	$175,950	—		—
	—	—	—	—	4,000	(8)	$165,600	4,000	(8)	$165,600
	—	—	—	—	7,500	(9)	$310,500	7,500	(9)	$310,500
	—	—	—	—	10,800	(10)	$447,120	10,800	(10)	$447,120
Randall A. Wotring	2,500	—	$13.16	3/24/2013	—		—	—		—
	4,000	—	$22.00	11/17/2013	—		—	—		—
	6,666	—	$25.97	7/12/2014	—		—	—		—
	25,000	—	$29.12	11/19/2014	—		—	—		—
	—	—	—	—	1,500	(7)	$62,100	—		—
	—	—	—	—	3,500	(4)	$144,900	—		—
	—	—	—	—	3,250	(8)	$134,550	3,250	(8)	$134,550
	—	—	—	—	5,625	(9)	$232,875	5,625	(9)	$232,875
	—	—	—	—	9,450	(10)	$391,230	9,450	(10)	$391,230
Thomas H. Zarges	—	—	—	—	10,800	(11)	$447,120	10,800	(11)	$447,120

(1)  The option exercise price is the closing sales price of a share of our common stock on the last market-trading day prior to the grant date.

(2)  The market value of the stock awards is calculated by multiplying the closing market price of our common stock as of the last day of our 2008 fiscal year, January 2, 2009, which was $41.40, by the number of shares subject to the awards that have not vested.

(3)  Restricted stock with time-based shares vesting over four years, with one-fourth of the original 55,000 shares scheduled to vest on October 4, 2009.

(4)  Restricted stock with time-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on each of February 16, 2009 and 2010.  The original grant share amounts were 55,000 for Mr. Koffel, 7,000 for Mr. Wotring, and 8,500 for Mr. Jandegian.

(5)  Restricted stock with time-based and performance-based shares vesting, with one-third of the original 300,000 shares scheduled to vest on May 25, 2009.  Performance-based shares vest only to the extent that specified performance criteria have been met.

(6)  Restricted stock with time-based and performance-based shares vesting, with one-third of the original 300,000 shares scheduled to vest on each of April 1, 2010, 2011, and 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.

(7)  Restricted stock with time-based shares vesting, with one-fourth of the original shares scheduled to vest on October 4, 2009.  The original grant share amounts were 40,000 for Mr. Hicks, 6,000 for Mr. Wotring, and 7,500 for Mr. Jandegian.

(8)  Restricted stock with time-based and performance-based shares vesting, with one-fourth of the original shares scheduled to vest on each of May 25, 2009 and 2010.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 10,000 for Mr. Hicks, 13,000 for Mr. Wotring, and 16,000 for Mr. Jandegian.

(9)  Restricted stock with time-based and performance-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on each of March 22, 2009, 2010 and 2011.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 20,000 for Mr. Hicks, 15,000 for Mr. Wotring, and 20,000 for Mr. Jandegian.

(10) Restricted stock with time-based and performance-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2009, 2010, 2011 and 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 21,600 for Mr. Hicks, 18,900 for Mr. Wotring, and 21,600 for Mr. Jandegian.

(11) Restricted stock with time-based and performance-based shares vesting over four years, with one-half of the original 21,600 shares scheduled to vest on April 1, 2010, and one-fourth of the original shares scheduled to vest on each of April 1, 2011 and 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.

.

The following table sets forth information regarding our Named Executives’ stock option exercises and vesting on restricted stock awards in fiscal year 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Martin M. Koffel (4)	200,000	$4,812,000	13,750	$640,338
	62,500	$1,656,250	100,000	$4,408,000
	62,500	$1,423,750	13,750	$431,613
	105,000	$1,825,950	—	—
H. Thomas Hicks (5)	—	—	5,000	$161,850
	—	—	2,500	$110,200
	—	—	10,000	$313,900
Stephen G. Hanks	—	—	—	—
Gary V. Jandegian (6)	9,000	$75,510	2,125	$98,961
	—	—	5,000	$161,850
	—	—	4,000	$176,320
	—	—	3,750	$154,800
	—	—	1,875	$58,856
Randall A. Wotring (7)	—	—	1,750	$81,498
	—	—	3,750	$121,388
	—	—	3,250	$143,260
	—	—	1,875	$77,400
	—	—	1,500	$47,085
	—	—	3,750	$98,213
Thomas H. Zarges	—	—	—	—

(1)  Amount reflects the product of the number of shares acquired upon exercise of options multiplied by the difference between the market value of the stock and the option exercise price.  Pursuant to the terms of the equity plans, market value is based on the closing price on the business day preceding exercise,  as reported on the NYSE.

(2)  Shares were withheld in payment of tax withholding obligations, and net shares were sold as open market transactions.

(3)  Amount reflects the product of the number of shares vested multiplied by the market value of the stock, based on the closing price for the date prior to vesting as reported on the NYSE.

(4)  Mr. Koffel exercised his options to acquire 200,000 shares of common stock at an exercise price of $21.4375 on August 20, 2008, 62,500 shares of common stock at an exercise price of $19.00 on August 20, 2008, 62,500 shares of common stock at an exercise price of $23.03 on August 22, 2008, and 105,000 shares of common stock at an exercise price of $24.05 on December 17, 2008.  In addition, Mr. Koffel  became vested in 13,750 shares of common stock on February 16, 2008 with a market price of $46.57, 100,000 shares of common stock on May 25, 2008 with a market price of $44.08, and another 13,750 shares of common stock on October 4, 2008 with a market price of $31.39.

(5)  Mr. Hicks became vested in 5,000 shares of common stock on March 22, 2008 with a market price of $32.37, another 2,500 shares of common stock on May 25, 2008 with a market price of $44.08, and another 10,000 shares of common stock on October 4, 2008 with a market price of $31.39.

(6)  Mr. Jandegian exercised his options to acquire 9,000 shares of common stock at an exercise price of $15.75 on October 14, 2008.  In addition, Mr. Jandegian became vested in 2,125 shares of common stock on February 16, 2008 with a market price of $46.57, another 5,000 shares of common stock on March 22, 2008 with a market price of $32.37, another 4,000 shares of common stock on May 25, 2008 with a market price of $44.08, another 3,750 shares of common stock on July 12, 2008 with a market price of $41.28, and another 1,875 shares of common stock on October 4, 2008 with a market price of $31.39.

(7)  Mr. Wotring became vested in 1,750 shares of common stock on February 16, 2008 with a market price of $46.57, another 3,750 shares of common stock on March 22, 2008 with a market price of $32.37, another 3,250 shares of common stock on May 25, 2008 with a market price of $44.08, another 1,875 shares of common stock on July 12, 2008 with a market price of $41.28, another 1,500 shares of common stock on October 4, 2008 with a market price of $31.39, and another 3,750 shares of common stock on November 19, 2008 with a market price of $26.19.

The following table sets forth information regarding pension benefits for our Named Executives in fiscal year 2008.

PENSION BENEFITS IN FISCAL YEAR 2008

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Martin M. Koffel	Supplemental Executive Retirement Agreement	Not Applicable	(1)	$16,582,484	(2)	—
Stephen G. Hanks	—	—		—		—
Thomas H. Zarges	—	—		—		—
Gary V. Jandegian	—	—		—		—
Randall A. Wotring	EG&G Defined Benefit Plan	28		$297,230	(3)	—
H. Thomas Hicks	—	—		—		—

(1)  Mr. Koffel’s SERP benefit is equal to 60% of his average annual compensation, not to exceed a base compensation of $950,000 and a target bonus of 120%, and is not directly related to credited services.

(2)  The present value of the accumulated benefit as of January 2, 2009 is based on the following assumptions: (i) a benefit commencement date of January 3, 2009; (ii) Mr. Koffel’s birth date; (iii) 2008 plan year compensation of $2,090,000; (iv) a lump sum form of benefit; (v) an actuarial equivalence interest rate of 2.75%; and (vi) an actuarial equivalent mortality table as prescribed in IRC 417(e).

(3)  The present value of the accumulated benefit as of January 2, 2009 is based on the following assumptions: (i) a benefit commencement date of August 1, 2022; (ii) Mr. Wotring’s birth date; (iii) 2008 plan year compensation of $230,000; (iv) a single life annuity form of benefit;  (v) a FAS discount rate of 6.70%; and (vi) a RP2000 combined white-collar mortality table projected to 2007.

Supplemental Executive Retirement Agreement

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as Chief Executive Officer through his then-expected retirement at age 65 and to create incentives for him to continue to increase stockholder value.  This special supplemental compensation included, among other things, a supplemental executive retirement agreement (“SERP”).  In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit.  Benefits were based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination.  On December 7, 2006, the SERP was further amended and restated to (1) provide that, for purposes of calculating his final average annual compensation under the SERP, his base compensation would not exceed its then current rate of $950,000 and his target bonus would not exceed its then current rate of 120%, (2) modify provisions related to benefit payments in accordance with the requirements of Section 409A of the IRC, and (3) clarify the provisions regarding the terms of lifetime health benefits to Mr. Koffel and his spouse.  On December 10, 2008, in connection with the extension of Mr. Koffel’s retirement date through June 1, 2012, the SERP was again amended to modify the timing of non-grandfathered benefit payments in accordance with the requirements of Section 409A of the IRC and to further clarify the provisions regarding the terms of the lifetime health benefits to Mr. Koffel and his spouse. Benefits under the SERP payable as a lump sum are computed based on actuarial assumptions for an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years.  Mr. Koffel may elect to receive his SERP benefits in the form of an annuity or lump sum payment upon his retirement, provided that the non-grandfathered portion of his SERP benefit will be paid in the form of a lump sum payment upon his retirement, subject to any required six-month delay under Section 409A of the IRC.  The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at employee group rates for the remainder of their lives.  We are obligated to deposit into a “rabbi trust” the lump sum value of Mr. Koffel’s retirement benefit, within 15 days of the earlier to occur of (1) a request to do so from Mr. Koffel and (2) Mr. Koffel’s termination of employment for any reason, including death.

EG&G Defined Benefit Plan

URS, through its wholly owned subsidiary EG&G Technical Services, Inc. (“EG&G”), maintains a noncontributory defined benefit plan (the “EG&G Defined Benefit Plan”) under which each eligible EG&G employee receives annual retirement benefits at the employee’s normal retirement age, which is calculated based on the employee’s year of birth.  The EG&G Defined Benefit Plan was closed to new participants on June 30, 2003.  The employees who were eligible to participate were those employees who were hired by EG&G prior to June 30, 2003, and who were not in a position covered under certain contracts or in a unit of employment covered by a collective bargaining arrangement.  Participants become 100% vested in their accrued benefits upon the earlier of (i) five years of service or (ii) attainment of age 45 while employed by EG&G.

Under the EG&G Defined Benefit Plan, the normal monthly retirement benefit generally is equal to the greater of: (1) the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as 1/12th of (i) 0.85% of average annual compensation multiplied by the number of years of credited service, plus (ii) 0.75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service) (up to a maximum of 35 years of credited service) and (b) for years beginning after December 31, 2003, 1/12th of (i) 0.65% of annual compensation for the year of calculation, plus (ii) an additional 0.65% of such annual compensation in excess of ½ of social security taxable wages (for these purposes, annual compensation does not include any amounts earned after participant completes 35 years of credited service); or (2) $70.83.  Compensation for purposes of the EG&G Defined Benefit Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay.

Benefits may be received in the following forms: single life annuity, 50%, 75% or 100% joint and survivor annuity, 120-month certain annuity, an annuity adjusted for social security payments or a lump sum (if benefits do not exceed $5,000).  Elections may be made prior to the date when the participant is scheduled to receive distributions, and certain elections may be subject to spousal consent.  If no election is made, the benefits will be distributed as a single life annuity (if the participant is single) or as a 50% joint and survivor annuity (if the participant is married).  A participant will receive his normal retirement benefit upon attainment of his normal retirement age, which generally is based upon the applicable social security retirement age (which for Mr. Wotring is approximately age 66), unless early retirement benefits are elected at age 55 for a participant with at least 10 years of service.  A participant may postpone the receipt of his normal retirement benefit after attainment of normal retirement age if the participant continues working for EG&G.

The following table sets forth information regarding nonqualified deferred compensation of our Named Executives in fiscal year 2008.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2008

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Martin M. Koffel	• URS Selected Executives Deferred Compensation Plan	—	—		$3,301	(1)	—	$109,786
H. Thomas Hicks	—	—	—		—		—	—
Stephen G. Hanks	• Washington Group Voluntary Deferred Compensation Plan	—	—		$123,467	(2)	—	$2,019,042
	• Washington Group Restoration Plan	—	$96,170	(3)	$45,474	(2)	—	$763,912	(3)
Gary V. Jandegian	—	—	—		—		—	—
Randall A. Wotring	—	—	—		—		—	—
Thomas H. Zarges	• Washington Group Voluntary Deferred Compensation Plan	—	—		$82,459	(2)	—	$1,359,010
	• Washington Group Restoration Plan	—	$80,205	(3)	$24,374	(2)	—	$431,114	(3)
	• Interest In Former Washington Group Deferred Shares (4)	—	—		$32,999		—	$656,433

(1)  Earnings did not constitute above-market earnings for Mr. Koffel and were not included in the Summary Compensation Table.

(2)  Earnings were calculated using Moody’s rate of 6.26% and were considered to be above-market earnings.  These earnings are above the Applicable Federal Rate and were included in the Summary Compensation Table.

(3)  Balances include amounts disclosed as our contribution to the Restoration Plan in the All Other Compensation column of the Summary Compensation Table.

(4)  Upon our acquisition of the Washington Group, Mr. Zarges converted 6,324 Washington Group deferred stock shares at $97.89 per share into a deferred cash balance that accrues interest at the 120% monthly Applicable Federal Rate.

URS Corporation Selected Executives Deferred Compensation Plan

The URS Corporation Selected Executives Deferred Compensation Plan (the “URS Deferred Plan”) is a non-qualified deferred compensation plan that allowed Mr. Koffel to defer a percentage of his base salary and bonus up until 1991 when the URS Deferred Plan was frozen to new deferrals.  The URS Deferred Plan is a non-interest plan that annually adjusts any deferred amounts to reflect any changes in the San Francisco-Oakland-San Jose Consumer Price Index.  All credited deferred amounts in the URS Deferred Plan will be paid out upon the termination of Mr. Koffel’s services to URS.

Washington Group Voluntary Deferred Compensation Plan

The Washington Group Voluntary Deferred Compensation Plan allowed each of Messrs. Hanks and Zarges to defer up to 50% of base salary and/or up to 100% of short-term incentive payments.  Deferred amounts are held by us as part of our general assets, and are not secured.  We also credit interest to the accounts at the Moody’s average corporate bond rate, credited monthly and compounded daily.  For 2008, the interest rate was 6.26%. The amount in a participant’s deferred compensation account is 100% vested and is payable following the participant’s termination of employment.  Participants elect in advance to receive payments in a lump sum or in installments over five, ten or fifteen years.

Washington Group Restoration Plan

The Restoration Plan allowed each of Messrs. Hanks and Zarges to receive Washington Group matching contributions that he would not have been eligible to receive under the Washington Group Savings Plan because of IRS limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account any amounts that it would otherwise have contributed to the Washington Group Savings Plan matching account if matching contributions were not limited under that plan.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Restoration Plan accounts are part of our general assets and are not secured.

Interest in Former Washington Group Deferred Shares

While an employee of the Washington Group, Mr. Zarges had 6,324 shares of Washington Group deferred stock, which were converted into a deferred cash balance upon our November 2007 acquisition of the Washington Group.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into compensatory agreements that will require us to provide payments to our Named Executives in the event of their termination of employment or a change in control of the Company.  In order to illustrate the amounts of these potential payments, the tables below assume that a triggering event with respect to each Named Executive occurred on January 2, 2009 and that the per share price of our common stock for purposes of any equity-based calculation is $41.40 per share, the closing price of our common stock on January 2, 2009.  Payments that are based on that closing price are hypothetical, and actual payments in connection with a triggering event may differ significantly.

Martin M. Koffel, Chairman, Chief Executive Officer and President

	Voluntary Termination		Termination Upon Death or Disability		Involuntary Termination Not For Cause; Retirement Date Termination		Involuntary Termination For Cause	Voluntary or Involuntary Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1)(2)
Cash Severance	$5,000,000	(3)	$5,000,000	(3)	$5,000,000	(3)	—	$6,750,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		$18,267,750		$12,057,750		—	$18,267,750

Supplemental Executive Retirement Agreement (SERP) (6)	$16,582,484		$16,582,484		$16,582,484		$16,582,484	$16,582,484

Healthcare (7)	$187,705		$187,705		$187,705		$187,705	$187,705

URS Deferred Plan (8)	$109,786		$109,786		$109,786		$109,786	$109,786

Tax Gross-Up (9)	—		—		—		—	—	(9)
Total:	$21,879,975		$40,147,725		$33,937,725		$16,879,975	$41,897,725

(1)  For purposes of this analysis, we assumed a base salary equal to $1,000,000, and target bonus equal to 125% of his base salary, except as set forth in footnote 6.  We are obligated to make payments to Mr. Koffel in connection with the termination of his employment pursuant to (a) the Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006 and December 10, 2008, between us and Mr. Koffel (the “Koffel Employment Agreement”); and (b) the Amended and Restated Supplemental Executive Retirement Agreement between us and Mr. Koffel, dated as of December 7, 2006, as amended on December 10, 2008 (the “SERP”).  Mr. Koffel has agreed that, during the term of the Koffel Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Koffel Employment Agreement.

(2)  For purposes of the Koffel Employment Agreement, (a) “disability” means the performance of none of his duties for a period of at least 180 consecutive days as a result of incapacity due to his physical or mental illness; (b) “cause” means a willful failure to substantially perform his duties, or a willful act (or failure to act) by Mr. Koffel that constitutes gross misconduct or fraud and which is materially injurious to URS; and (c) “change in control” means: (x) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; (y) two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control; or (z) any person acquiring 20% or more of our voting power (subject to exceptions as set forth in the Koffel Employment Agreement).

(3)  The Koffel Employment Agreement provides for a severance payment of $5,000,000 if he voluntarily resigns before June 1, 2012 (the “Retirement Date”); if his employment terminates due to his death or disability (as defined in footnote 2); if we terminate his employment for any reason other than cause (as defined in footnote 2) prior to the Retirement Date; or if his employment terminates on the Retirement Date.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(4)  If Mr. Koffel voluntarily resigns or is terminated by us within two years following a “change in control” (as defined in footnote 2), we will pay Mr. Koffel a severance payment equal to three times the sum of his base salary plus the product of his annual target bonus percentage multiplied by his base salary.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(5)  All outstanding restricted stock awards granted before December 10, 2008, and 150,000 of the 300,000 restricted shares granted on December 10, 2008 will vest upon the termination of Mr. Koffel’s employment by us without “cause” (as defined in footnote 2), or Mr. Koffel’s termination on the Retirement Date.  All outstanding restricted stock awards will vest upon termination for death or disability or his voluntary resignation or termination by us within two years following a change in control.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 2, 2009.

(6)  Reflects payment pursuant to the SERP, assuming that Mr. Koffel elects a lump sum payment.  Based upon limitations set forth in the SERP, this calculation assumes, for this purpose, a base salary of $950,000 and target bonus equal to 120% of base salary.  Because Mr. Koffel is older than 67, if he terminates his employment, then his retirement benefit under the SERP will be the greater of the benefit calculated as of the termination date and the actuarial equivalent of the benefit computed as if it had commenced on the first day of the month following Mr. Koffel’s 67th birthday.

(7)  Pursuant to the SERP, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  For purposes of the table, we have calculated this additional group health care spousal benefit based on a reasonable estimate of mortality at an assumed value of $99,086.

(8)  See “Non-Qualified Deferred Compensation In Fiscal Year 2008” above.

(9)  The Koffel Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance benefits are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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H. Thomas Hicks, Chief Financial Officer and Vice President

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Termination Upon Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1)(2)
Cash Severance	$550,000	(3)	$550,000	(3)	$2,200,000	(4)

Equity Awards that Vest in Full Upon Triggering Event	—		—		$2,136,240	(5)

Healthcare (6)	$21,585		$21,585		$21,585

Tax Gross-Up	—		—		$1,260,104	(7)
Total:	$571,585		$571,585		$5,617,929

(1)  For purposes of this analysis, we assumed a base salary equal to $550,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Hicks in connection with the termination of his employment pursuant to the Employment Agreement, dated May 31, 2005, and amended as of August 1, 2008, between Mr. Hicks and us (the “Hicks Employment Agreement”).  We and Mr. Hicks have agreed that any such obligation is conditioned on Mr. Hicks providing an effective release of claims.  Mr. Hicks has also agreed that, during the term of the Hicks Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Hicks Employment Agreement.

(2)  For purposes of the Hicks Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Hicks’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, Mr. Hicks’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good  reason” means a reduction in his base compensation or annual target bonus, a substantial reduction in his responsibilities and authority, or his principal office is changed without his consent by greater than 25 miles; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)  The Hicks Employment Agreement provides for a lump sum severance payment equal to 100% of Mr. Hicks’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or  if Mr. Hicks resigns for “good reason” (as defined in footnote 2).

(4)  If, within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Hicks’s employment for any reason other than cause or disability, or if Mr. Hicks resigns for good reason (as defined in footnote 2), we will make a lump sum payment to Mr. Hicks in an amount equal to 200% of the sum of (a) his base salary plus (b) his base salary multiplied by his annual target bonus percentage.

(5)  Upon a change in control while Mr. Hicks is employed with us, all unvested equity awards then held by him will fully vest. Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 2, 2009.

(6)  For one year following the termination of Mr. Hicks’s employment by us for any reason other than cause or disability, or Mr. Hicks’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Hicks for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Hicks.

(7)  The Hicks Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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Gary V. Jandegian, Vice President, President URS Division

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1)(2)
Cash Severance	$600,000	(3)	$600,000	(3)	$1,200,000	(4)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	—		—		$2,100,015	(5)

Healthcare (6)	$21,585		$21,585		$21,585

Tax-Gross-Up	—		—		—	(7)
Total:	$621,585		$621,585		$3,321,600

(1)  For purposes of this analysis, we assumed a base salary equal to $600,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Jandegian in connection with the termination of his employment pursuant to the Employment Agreement, dated January 29, 2004, and amended August 1, 2008, between us and Mr. Jandegian (the “Jandegian Employment Agreement”).  We and Mr. Jandegian have agreed that any such obligation is conditioned on Mr. Jandegian providing an effective release of claims. Mr. Jandegian has also agreed that during the term of the Jandegian Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Jandegian Employment Agreement.

(2)  For purposes of the Jandegian Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Jandegian’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Jandegian’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)  The Jandegian Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Jandegian’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Jandegian resigns for “good reason” (as defined in footnote 2).

(4)  If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Jandegian’s employment for any reason other than cause or disability, or if Mr. Jandegian resigns for good reason (as defined in footnote 2), we will make a lump sum payment to Mr. Jandegian in an amount equal to 200% of his base salary.

(5)  Upon a change in control while Mr. Jandegian is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 2, 2009.

(6)  For one year following our termination of Mr. Jandegian for any reason other than cause or disability, or Mr. Jandegian’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Jandegian for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Jandegian.

(7)  The Jandegian Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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Randall A. Wotring, Vice President, President EG&G Division

	Retirement	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1)(2)
Cash Severance	—	$525,000	(3)	$525,000	(3)	$1,050,000	(4)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	—	—		—		$1,724,310	(5)

Healthcare (6)	$21,234	$21,234		$21,234		$21,234

EG&G Defined Benefit Plan (7)	$297,230	$297,230		$297,230		$297,230

Tax-Gross-Up	—	—		—		—	(8)
Total:	$318,464	$843,464		$843,464		$3,092,774

(1)  For purposes of this analysis, we assumed a base salary equal to $525,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Wotring in connection with the termination of his employment pursuant to the Employment Agreement, dated November 19, 2004, and amended as of August 1, 2008, between us and Mr. Wotring (the “Wotring Employment Agreement”).  We and Mr. Wotring have agreed that any such obligation is conditioned on Mr. Wotring providing an effective release of claims.  Mr. Wotring has also agreed that during the term of the Wotring Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Wotring Employment Agreement.

(2)  For purposes of the Wotring Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Wotring’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Wotring’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)  The Wotring Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Wotring’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Wotring resigns for “good reason” (as defined in footnote 2).

(4)  If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Wotring’s employment for any reason other than cause or disability, or if Mr. Wotring resigns for good reason, we will make a lump sum payment to Mr. Wotring in an amount equal to 200% of his base salary.

(5)  Upon a change in control while Mr. Wotring is employed with us, all unvested equity awards then held by him shall fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the difference between the exercise price and the closing price of our common stock on January 2, 2009.

(6)  For one year following our termination of Mr. Wotring for any reason other than cause or disability, or Mr. Wotring’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Wotring for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Wotring.

(7)  Reflects present value of the accumulated benefit pursuant to the EG&G Defined Benefit Plan.

(8)  The Wotring Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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Thomas H. Zarges, Vice President, President Washington Division

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause		Involuntary Termination For Cause	Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1)(2)
Cash Severance	$2,450,000	(3)	$2,450,000	(3)	—	$2,450,000	(3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	—		—		—	$894,240	(4)

Healthcare (5)	$25,062		$25,062		—	$25,062

Washington Group Voluntary Deferred Compensation Plan	$1,359,010		$1,359,010		$1,359,010	$1,359,010

Washington Group Restoration Plan	$431,114		$431,114		$431,114	$431,114

Interest in Former Washington Group Deferred Shares	$656,433		$656,433		$656,433	$656,433

Tax-Gross-Up						—	(6)
Total:	$4,921,619		$4,921,619		$2,446,557	$5,815,859

(1)  For purposes of this analysis, we assumed a base salary equal to $700,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Zarges in connection with the termination of his employment pursuant to the Employment Agreement, dated August 7, 2008, between us and Mr. Zarges (the “Zarges Employment Agreement”).  We and Mr. Zarges have agreed that any such obligation is conditioned on Mr. Zarges providing an effective release of claims.  Mr. Zarges has also agreed that during the term of the Zarges Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Zarges Employment Agreement.

(2)  For purposes of the Zarges Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Zarges’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Zarges’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the material breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)  The Zarges Employment Agreement provides for a severance payment equal to the sum of a $2,400,000 retention bonus plus $50,000 if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or Mr. Zarges resigns for good reason.  The $2,400,000 retention bonus was paid to Mr. Zarges in January 2009.

(4)  Upon a change in control while Mr. Zarges is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the difference between the exercise price and the closing price of our common stock on January 2, 2009.

(5)  For 18 months following our termination of Mr. Zarges for any reason other than cause, or Mr. Zarges’s resignation any reason, we will reimburse Mr. Zarges for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Zarges.

(6)  The Zarges Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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EQUITY COMPENSATION PLAN INFORMATION

The table presented below contains certain information about our former and current equity compensation plans as of January 2, 2009, which consist of the Employee Stock Purchase Plan, 2008 Employee Stock Purchase Plan, the 1991 Stock Incentive Plan, the 1999 Incentive Plan and the 2008 Incentive Plan under which stock options or rights remain outstanding or available for future grant.  Restricted stock that has been issued subject to forfeiture is not reflected in the table.  In addition, shares under our Employee Stock Purchase Plan are reflected only in column (c), which includes all shares available for future issuance, including shares subject to outstanding rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (in thousands) (c)
Equity compensation plans approved by security holders	1,231	$22.77	12,549
Equity compensation plans not approved by security holders	—	—	—
Total	1,231		12,549

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTONS

Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting.  These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

The Board's policies regarding potential or actual related transactions are generally set forth in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.  The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer of the Company may have a direct or indirect material interest.  The Audit Committee evaluates related transactions on a case-by-case basis and takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.  In addition, the Board Affairs Committee evaluates issues related to director independence.

During fiscal year 2008, we purchased products and services worth $1,276,883 from Agilent Technologies, where William Sullivan, one of our Board of Directors members is the CEO.  Our Audit Committee did not review the individual Agilent Technologies purchases because the overall amounts were deemed immaterial.  The Board Affairs Committee and the Board have determined that Mr. Sullivan is an independent director.

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Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph Masters,
Secretary

April 22, 2009

.

PROXY

URS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2009

The undersigned hereby appoints H. Thomas Hicks and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Friday, May 22, 2009, at the offices of Cooley Godward Kronish llp, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless you indicate otherwise, this Proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the proxy statement.  If specific instructions are indicated, this proxy will be voted in accordance with your instructions.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side

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THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - H. Jesse Arnelle	☐	☐	☐	05 – Martin M. Koffel	☐	☐	☐	08 – Douglas W. Stotlar	☐	☐	☐
02 – Armen Der Marderosian	☐	☐	☐	06 – Joseph W. Ralston	☐	☐	☐	09 – William P. Sullivan	☐	☐	☐
03 – Mickey P. Foret	☐	☐	☐	07 – John D. Roach	☐	☐	☐	10 – William D. Walsh	☐	☐	☐
04 – Lydia H. Kennard	☐	☐	☐

PROPOSAL 2:	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

For	Against	Abstain
☐	☐	☐

Mark Here for Address Change or Comments See Reverse ☐

Will Attend Meeting ☐ Yes

Signature	Date

Note: Please sign as name appears hereon. Joint owners should each sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET
http://proxyvoting.com/urs
Use the internet to vote your proxy.
Have your proxy card in hand when you
access the web site.

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy.
Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,
signed and returned your proxy card.

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to
Stockholders and Annual Report on Form 10-K are available at:
http://investors.urscorp.com/phoenix.zhtml?c=89381&p=irol-reports